Exhibit 2.1

Hamid R. Rafatjoo (CA Bar No. 181564)		Craig H. Millet (CA Bar No. 106027)
Jennifer L. Nassiri (CA Bar No. 209796)		Kenneth A. Glowacki, Jr. (CA Bar No. 217762)
Venable LLP		Solmaz Kraus (CA Bar No. 223117)
2049 Century Park East, Suite 2100		Gibson, Dunn & Crutcher LLP
Los Angeles, CA 90067		3161 Michelson Drive
Telephone:	(310) 229-9900	Irvine, California 92612-4412
Facsimile:	(310) 229-9901	Telephone:	(949) 451-3800
Email:	hrafatjoo@venable.com;	Facsimile:	(949) 451-4220
	jnassiri@venable.com	Email:	cmillet@gibsondunn.com;
kglowacki@gibsondunn.com
Counsel for Official Committee of Creditors Holding Unsecured Claims		Counsel for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re:	Case No.: 6:09-bk-14254-MJ

FLEETWOOD ENTERPRISES, INC., et al.,	Chapter 11

Debtors.	FOURTH AMENDED JOINT PLAN OF LIQUIDATION OF FLEETWOOD ENTERPRISES, INC. AND ITS AFFILIATED DEBTORS AND THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS DATED AUGUST 5, 2010

Judge: Honorable Meredith A. Jury

	Hearing Date:	July 29, 2010
	Time:	1:30 p.m.
	Courtroom:	301 3420 Twelfth St.
Riverside, CA 92501

C.	Assumed and Assigned Contracts and Leases	94
IX. CONFIRMATION AND CONSUMMATION OF THE PLAN		95
A.	Conditions to Confirmation	95
B.	Conditions to Effective Date	95
C.	Waiver of Conditions	96
D.	Consequences of Non-Occurrence of Effective Date	96
E.	Substantial Consummation	96
X. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		97
A.	Professional Fee Claims	97
B.	Substantial Contribution Compensation and Expenses Bar Date	97
C.	Other Administrative Claims	98
XI. EFFECT OF PLAN CONFIRMATION		98
A.	Binding Effect	98
B.	Discharge of the Debtors	98
C.	Discharge of DB under the 14% Indenture	99
D.	Discharge of the Law Debenture under the 5% Indenture	99
E.	Discharge of BNYM	99
F.	Releases by the Debtors	99
G.	Release By Holders of Claims and Equity Interests	101
H.	Injunction	102
I.	Term of Bankruptcy Injunction or Stays	104
J.	Exculpation and Limitation of Liability	104
K.	Indemnification Obligations	105
L.	Dissolution of the Creditors’ Committee	105
M.	Browder Objection	106
N.	No Effect on Schechter Action	107
O.	No Effect on Certain Actions of the National Highway Traffic Safety Administration Against Non-Debtors	107
P.	Paxinos, PA Storage Tank Remediation	107
XII. RETENTION OF JURISDICTION		108
XIII. MISCELLANEOUS PROVISIONS		112
A.	Modifications and Amendments	112
B.	Severability of Plan Provisions	112
C.	Successors and Assigns	113
D.	Payment of Statutory Fees	113
E.	Revocation, Withdrawal or Non-Consummation	113
F.	Service of Documents	114
G.	Plan Supplement(s)	114
H.	Plan Exhibits	115
I.	Tax Reporting And Compliance	115
J.	Filing Of Additional Documents	115

ii

EXHIBITS

EXHIBIT A	LISTING OF SUBSIDIARY DEBTORS

EXHIBIT B	LIQUIDATING TRUST AGREEMENT

EXHIBIT C	NON-EXCLUSIVE LIST OF EXECUTORY CONTRACTS TO BE ASSUMED

EXHIBIT D	NON-EXCLUSIVE LIST OF RETAINED CAUSES OF ACTION

EXHIBIT E	[Intentionally Omitted]

EXHIBIT F	MEDIATION PROCEDURES FOR PRODUCT LIABILITY PI CLAIMS

EXHIBIT G	CLASS 13A EXHIBITS

iii

I.

INTRODUCTION

Fleetwood Enterprises, Inc., its affiliated debtors and debtors in possession (the “Debtors”), and the Official Committee of Unsecured Creditors Holding Unsecured Claims (the “Creditors’ Committee”) propose the following chapter 11 plan of liquidation.  The Debtors and the Creditors’ Committee are the proponents of the Plan (the “Plan Proponents”) within the meaning of Bankruptcy Code section 1129.  This Plan contemplates the distribution of the proceeds of the liquidation of the Debtors’ Assets and the resolution of the outstanding Claims against and Equity Interests in the Debtors.  Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (i) the Debtors’ history, business and operations, (ii) a summary and analysis of this Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan.  All Holders of Claims who are eligible to vote on the Plan are encouraged to read the Plan and the accompanying Disclosure Statement (including all exhibits thereto) in their entirety before voting to accept or reject the Plan.  Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019, the Plan Proponents reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.

The Plan is a liquidating plan.  Pursuant to prior orders of the Bankruptcy Court, the Debtors have sold or will sell substantially all of their Assets.  The Plan provides for the distribution of certain proceeds from such sales and the creation of a Liquidating Trust that will administer and liquidate all remaining property of the Debtors, including Causes of Action, not sold, transferred or otherwise waived or released before the Effective Date of the Plan.  The Plan further provides for the substantive consolidation of all of the Debtors, the termination of all Equity Interests in the Debtors, the dissolution and wind-up of the affairs of the Debtors, and the transfer of any remaining Estate Assets to the Liquidating Trust.  The Plan also provides for Distributions to certain Holders of Administrative Claims and Priority Claims and to other Claimholders and the funding of the Liquidating Trust.

The Plan embodies a settlement in principle with the majority holders of 14% Notes and 6% Notes that, in the aggregate, asserted in excess of $233 million of claims against the Debtors. In December 2008, approximately $81 million of the 5% Notes issued by FEI were exchanged for 14% notes, which were guaranteed and secured by certain assets of the Debtors.   The Debtors instituted an avoidance action against the 14% Notes.  The Creditors’ Committee was then given standing to pursue the avoidance action and filed an amended complaint to avoid the issuance of the 14% Notes, the security interests and guarantees granted to the holders of the 14% Notes.  As explained in more detail in the Disclosure Statement, the Plan Proponents believe that the Noteholder Settlement, which resolves the litigation against the holders of the 14% Notes (the “DB Litigation”), avoids litigation over the relative rights of the 14% Notes, is in the best interests of the Estates and will provide a far greater recovery to general unsecured creditors than awaiting the uncertain results of expensive protracted litigation against the 14% Notes.

No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith, have been approved for use in soliciting acceptances and rejections of the Plan.  Nothing in the Plan should be construed as constituting a solicitation of acceptances of the Plan unless and until the Disclosure Statement has been approved and distributed to all Holders of Claims and Equity Interests to the extent required by Bankruptcy Code section 1125.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ CAREFULLY THE DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS THERETO) AND THE PLAN, EACH IN ITS ENTIRETY, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

II.

DEFINED TERMS AND RULES OF INTERPRETATION

A.                                    Rules of Construction

For purposes of this Plan, except as expressly provided herein or unless the context otherwise requires, all capitalized terms not otherwise defined, including those capitalized terms used in the preceding Introduction, shall have the meanings ascribed to them in Article II of this Plan or any Exhibit hereto.  Any term used in this Plan that is not defined herein, but is defined in the

Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.  To the extent that there is an inconsistency between a definition in this Plan and a definition set forth in the Bankruptcy Code, the definition set forth herein shall control.  Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.                                    Definitions

1.                                      5% Notes means those remaining 5% Convertible Senior Subordinated Debentures due 2023 issued in the original aggregate principal amount of $100 million by FEI in December 2003, which were not exchanged for 14% Notes or for the stock of FEI.

2.                                      5% Indenture means the Indenture dated as of December 22, 2003 by and between FEI and The Bank of New York Mellon, as original Trustee, pursuant to which FEI issued the 5% Notes.

3.                                      5% Notes Certificates means the securities and certificates of authentication issued pursuant to the 5% Indenture to evidence ownership of the 5% Notes.

4.                                      6% Notes means those certain 6% Convertible Subordinated Debentures due 2028, issued in the original aggregate principal amount of $296.4 million by FEI to Debtor Fleetwood Capital Trust, Bank of New York as indenture trustee, on account of which the aggregate Allowed Claim shall be $161.173 million.

5.                                      6% Indenture means the Indenture dated as of February 10, 1998 by and between FEI and The Bank of New York (predecessor to BNYM), as trustee, pursuant to which FEI issued the 6% Notes.

6.                                      14% Notes means the 14% Senior Secured Notes due 2011, issued by FEI on December 12, 2008 in the aggregate principal amount of approximately $81.4 million in exchange for the 5% Notes, on account of which the aggregate Allowed Claim shall be Allowed on a secured basis in the amount of $84,256,664.

7.                                      14% Notes Certificates means the securities and certificates of authentication issued pursuant to the 14% Indenture to evidence ownership of the 14% Notes.

8.                                      14% Indenture means the Indenture dated as of December 12, 2008 among FEI as Issuer, certain subsidiaries of FEI listed therein as Guarantors, and DB as Trustee and Collateral Agent, pursuant to which FEI issued the 14% Notes.

9.                                      503(b)(9) Claim means a Claim to the extent asserted against one or more of the Debtors pursuant to Bankruptcy Code section 503(b)(9).

10.                               503(b)(9) Claim Bar Date means September 9, 2009 for all Debtors.

11.                               Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases under Bankruptcy Code sections 503(b), 507(b), or 1114(e)(2), and entitled to priority under Bankruptcy Code section 507(a)(2), including:  (a) any actual and necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) 503(b)(9) Claims, and (c) all other claims entitled to administrative claim status pursuant to a Final Order of the Bankruptcy Court, including Professional Fee Claims.

12.                               Administrative Claims Bar Date means the last date by which a request for payment of an Administrative Claim that arises after the Petition Date up to and through the Effective Date, may be filed, which date is thirty (30) days after the Effective Date, provided however, that Professional Fee Claims may be filed up to forty-five (45) days after the Effective Date.

13.                               Administrative Claims Objection Deadline means the last day for filing an objection to any request for the payment of an Administrative Claim, which shall be the later of (a) one hundred eighty (180) days after the Effective Date or (b) such other date specified in this Plan or ordered by the Bankruptcy Court.  The filing of a motion to extend the Administrative Claims Objection Deadline shall automatically extend the Administrative Claims Objection Deadline until a Final Order is entered on such motion.  In the event that such motion to extend the Administrative Claims Objection Deadline is denied by the Bankruptcy Court, the Administrative Claims Objection

Deadline shall be the later of the current Administrative Claims Objection Deadline (as previously extended, if applicable) or thirty (30) days after the Bankruptcy Court’s entry of an order denying the motion to extend the Administrative Claims Objection Deadline.

14.                               Allowed Claim means a Claim or any portion thereof (a) that has been allowed by a Final Order of the Bankruptcy Court (or such court as the Liquidating Trustee and the Holders of any such Claim agree may adjudicate such Claim and any objections thereto), (b) that either (x) has been Scheduled as a liquidated, non-contingent, and undisputed Claim in an amount greater than zero on the Schedules, or (y) is the subject of a timely filed Proof of Claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in a liquidated amount in the Plan or by the Liquidating Trustee in its sole and absolute discretion.  For purposes of determining the status (i.e., Allowed or Disputed) of a particular Claim prior to the expiration of the period fixed for filing objections to the allowance or disallowance of Claims, any such Claim which has not been previously allowed or disallowed by a Final Order of the Bankruptcy Court or the Plan shall be deemed a Disputed Claim unless such Claim is specifically identified by the Plan Proponents and/or the Liquidating Trustee as being an Allowed Claim.

15.                               Allowed …Claim means an Allowed Claim of the particular type or Class described.

16.                               Assets means all tangible and intangible assets of every kind and nature of the Debtors and their Estates, and all proceeds thereof, existing as of the Effective Date.

17.                               Avoidance Actions means Causes of Action arising under Bankruptcy Code sections 510, 541, 542, 544, 545, 547 through 551 and/or 553, or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws, whether or not litigation is commenced to prosecute such Causes of Action.

18.                               Ballot means each of the ballot forms distributed to each Holder of a Claim or Equity Interest entitled to vote to accept or reject this Plan.

19.                               Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended and as applicable to the Chapter 11 Cases.

20.                               Bankruptcy Court means the United States Bankruptcy Court for the Central District of California (Riverside Division) or any other court with jurisdiction over the Chapter 11 Cases.

21.                               Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended and as applicable to the Chapter 11 Cases on proceedings therein, as the case may be, and the Local Rules, as now in effect or hereafter amended.

22.                               BNYM has the meaning Bank of New York Mellon, as indenture trustee for the holders of the 6% Notes.

23.                               BofA Cash Collateral Account has the meaning ascribed to it in Article IV.B.2 herein.

24.                               BofA Cash Collateral Amount has the meaning ascribed to it in Article IV.B.2 herein.

25.                               BofA Indemnification Claims has the meaning ascribed to it in Article IV.B.2 herein.

26.                               BofA Indemnification Reserve has the meaning ascribed to it in Article IV.B.2 herein.

27.                               Business Day means any day, other than a Saturday, Sunday or Legal Holiday (as defined in Bankruptcy Rule 9006(a)).

28.                               Case Interest Rate means the federal judgment rate provided in 28 U.S.C. § 1961 in effect on the Petition Date.

29.                               Cash means legal tender of the United States of America and equivalents thereof, which may be conveyed by check or wire transfer.

30.                               Causes of Action means any and all claims, actions, proceedings, causes of action, Avoidance Actions, suits, accounts, controversies, agreements, promises, rights of action, rights to legal remedies, rights to equitable remedies, rights to payment and Claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, that any Debtor and/or Estate may hold against any Person but excluding those released, exculpated or waived pursuant to this Plan.

31.                               Chapter 11 Case(s) means, (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

32.                               Charging Lien means the lien that Law Debenture or DB, as applicable, is entitled to exercise under the terms of the 5% Indenture or 14% Indenture against, or any other contractual right of priority of payment to which Law Debenture or DB is entitled under the terms of the 5% Indenture or 14% Indenture with respect to, any distribution to be made under the 5% Indenture or the 14% Indenture or on account of the 5% Notes Claims or the 14% Notes Claims.

33.                               Claim has the meaning set forth in Bankruptcy Code section 101(5).

34.                               Claimholder means the Holder of a Claim.

35.                               Claims Agent means Kurtzman Carson Consultants, LLC.

36.                               Claims Objection Deadline means the last day for filing objections to Claims, including but not limited to 503(b)(9) Claims and Reclamation Claims, but excluding all other Administrative Claims and Professional Fee Claims, which day shall be the later of (a) one year after the Effective Date or (b) such other date as the Bankruptcy Court may order.  The filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion.  In the event that such motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the current Claims Objection Deadline (as previously extended, if applicable) or thirty (30) days after the Bankruptcy Court’s entry of an order denying the motion to extend the Claims Objection Deadline.

37.                               Class means a category of Holders of Claims or Equity Interests.

38.                               Class 1 consists of Non-Tax Priority Claims.

39.                               Class 2 consists of the Secured Credit Facility Claims.

40.                               Class 3 consists of the ISIS Claim.

41.                               Class 4 consists of the Miscellaneous Secured Claims.

42.                               Class 5 consists of the 14% Notes Claims.

43.                               Class 6 consists of the General Unsecured Claims against the Debtors that are not otherwise classified herein.

44.                               Class 7 consists of the 6% Notes Claims.

45.                               Class 8 consists of the 5% Notes Claims.

46.                               Class 9 consists of the Convenience Claims.

47.                               Class 10 consists of the Product Liability PI Claims.

48.                               Class 11 consists of the WARN Class Claims and Severance Class Claims.

49.                               Class 13A consists of the Claim of Westchester Fire Insurance Company and ACE INA Insurance.

50.                               Class 13B consists of the Claim of Old Republic Insurance Co.

51.                               Class 13C consists of the Claim of National Union Fire Insurance Company of Pittsburgh, PA, American Home Assurance Company, American International Specialty Lines Insurance Company of the State of Pennsylvania, Commerce and Industry Insurance Company, AIU Insurance Company, Birmingham Fire Insurance Company of the State of Pennsylvania, Illinois National Insurance Company, American International South Insurance Company, National Union Fire Insurance Company of Louisiana, American International Pacific Insurance Company, Granit State Insurance Company, New Hampshire Insurance Company, Lexington Insurance Company, Landmark Insurance Company, Starr Excess Liability Insurance Company Ltd.

52.                               Class 13D consists of the Claim of Fidelity and Deposit Company of Maryland.

53.                               Class 13E consists of the Claim of North Carolina Self-Insurance Security Association.

54.                               Class 13F consists of the Claim of Georgia Self-Insurers Guaranty Trust Fund.

55.                               Class 13G consists of the Claim of Lumbermen’s Underwriting Alliance.

56.                               Class 14 consists of Intercompany Claims by and between the Debtors.

57.                               Class 15 consists of the Equity Interests.

58.                               Collateral means any property or interest in property of a Debtor’s Estate subject to a

Lien to secure the payment or performance of a Claim.

59.                               Confirmation means entry by the Bankruptcy Court of the Confirmation Order.

60.                               Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court docket in the jointly administered Chapter 11 Cases.

61.                               Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

62.                               Confirmation Order means the order entered by the Bankruptcy Court confirming the Plan under Bankruptcy Code section 1129.

63.                               Consummation or Consummate means the occurrence of or to achieve the Effective Date.

64.                               Contingent means, with reference to a Claim, a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.

65.                               Convenience Claim means a Class 6 General Unsecured Claim Allowed in an amount of $10,000 or less or as to which a Holder of an Allowed Claim in excess of $10,000 elects to reduce its Allowed Claim to $10,000.

66.                               Creditor means any Person who holds a Claim against one or more of the Debtors.

67.                               Creditors’ Committee means the Official Committee of Creditors Holding Unsecured Claims of Fleetwood Enterprises, Inc., et al., appointed by the United States Trustee in the Chapter 11 Cases pursuant to Bankruptcy Code section 1102.

68.                               DB means Deutsche Bank Trust Company Americas, a New York Banking corporation, as Trustee and as Collateral Agent for the 14% Notes under the terms of the 14% Indenture.

69.                               DB Fees has the meaning ascribed to such term as set forth in Article IV.B.5.

70.                               DB Litigation means that action entitled Fleetwood Homes of Washington, Inc., et al. v. Deutsche Bank Trust Company Americas, a New York Banking corporation, as Trustee and as Collateral Agent of the Fleetwood Enterprises, Inc. Indenture, dated as of December 12, 2008, et al., as amended, currently pending before the Bankruptcy Court as adversary case number 09-01258-MJ.

71.                               Debtor means any of Fleetwood Enterprises, Inc. or the Subsidiary Debtors in their individual capacity.

72.                               Debtors means, collectively, Fleetwood Enterprises, Inc. and all of the Subsidiary Debtors.

73.                               Disallowed means, with respect to a Claim, or any portion thereof, that such Claim (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been filed by the applicable Bar Date or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (c) is not Scheduled, and as to which (i) no Proof of Claim has been filed by the applicable Bar Date or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (ii) no request for payment of an Administrative Claim has been filed by the Administrative Claims Bar Date, as appropriate, or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order or under applicable law.

74.                               Disclosure Statement means the disclosure statement (including all exhibits and schedules thereto) relating to this Plan, distributed contemporaneously herewith in accordance with Bankruptcy Code sections 1125 and 1126(b) and Bankruptcy Rule 3018.

75.                               Disputed Claim means a Claim, or any portion thereof, that has not been Allowed and:

(a)                                  if no Claim has been filed, or deemed to have been filed, by the applicable Bar Date, which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court;

(b)                                 if a Claim has been filed, or deemed to have been filed, by the applicable Bar Date (i) a Claim for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed; (ii) a Claim for which a corresponding Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, but the amount or priority such Claim as asserted in the Claim varies from the amount or priority of such Claim as listed in the Schedules;

or (iii) a Claim as to which any party in interest has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor and/or the Liquidating Trustee in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, or determined by a Final Order;

(c)           if a request for payment of an Administrative Claim has been filed or deemed to have been filed by the Administrative Claims Bar Date, as appropriate, an Administrative Claim as to which any party in interest has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor or the Liquidating Trustee in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order;

(d)           for which a Claim was required to be filed by order of the Bankruptcy Court, but as to which a Claim was not timely or properly filed; or

(e)           that is disputed in accordance with the provisions of this Plan.

76.          Disputed ... Claim means a Disputed Claim of the type described.

77.          Disputed Claim Amount means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by a Debtor or the Liquidating Trustee and the Holder of such Disputed Claim; or (iii) if a request for estimation is filed by any party, the amount at which such Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to by a Debtor or the Liquidating Trustee and the Holder of such Disputed Claim or (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero.

78.          Disputed Costs has the meaning ascribed to it in Article IV.B.2 herein.

79.          Distribution means any distribution pursuant to the Plan to the Holders of Allowed Claims.

80.          Distribution Date means either the Initial Distribution Date or a Periodic Distribution Date.

81.          Distribution Record Date means the record date for purposes of making Distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

82.          DTC means the Depository Trust Company.

83.          Effective Date means the Business Day this Plan becomes effective as provided in Article IX hereof.

84.          Equity Interests means the legal, equitable, contractual, and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and all options, warrants, call rights, puts, awards, or rights or agreements to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor, including the Old Common Stock Interests and the Subsidiary Interests.  For the avoidance of doubt, Equity Interests does not include any interest that a Debtor may own in a non-Debtor affiliate, which interest is an Asset of the Debtors and is being transferred to the Liquidating Trust pursuant to the terms of this Plan.

85.          Estate(s) means, individually, the estate of Fleetwood Enterprises, Inc. or any of the Subsidiary Debtors and, collectively, the estates of all of the Debtors created under Bankruptcy Code section 541.

86.          Estate Claim has the meaning ascribed to such term in Article VII.J hereof.

87.          Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

88.          Exhibit Filing Date means the date on which Exhibits to the Plan or the Disclosure Statements shall be filed with the Bankruptcy Court, which date shall be at least five (5) days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice to parties in interest.

89.          Extension Order means that Order entered by the Bankruptcy Court on February 10, 2010 at [Docket No. 1808] entitled “Order Extending the Debtors’ Authorization to Use Cash Collateral to Earlier of April 30, 2010 and the Effective Date of a Plan of Liquidation.”

90.          Face Amount means (a) when used in reference to a Disputed Claim, the Disputed Claim Amount and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

91.          FEI means Fleetwood Enterprises, Inc.

92.          Final Cash Collateral Order means the Final Order Extending the Debtors’ Authorization to Use Cash Collateral to Earlier of January 31, 2010 and the Effective Date of a Plan of Liquidation entered by the Bankruptcy Court on September 10, 2009 [Docket No. 1255], as extended from time to time by further Orders of the Bankruptcy Court, including the Extension Order.

93.          Final Decree means the decree contemplated under Bankruptcy Rule 3022.

94.          Final Fee Applications means the final requests for payment of Professional Fee Claims.

95.          Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or any related proceeding, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

96.          Final Trust Distribution Date means the date of the last Distribution from the Liquidating Trust under the Plan for and on account of an Allowed Claim.

97.          First American Trust Adversary Action has the meaning ascribed to it in Article X.B.

98.          Future Costs has the meaning ascribed to it in Article IV.B.2 herein.

99.          Georgia Deed to Secure Debt has the meaning ascribed to it in Article IV.B.3 herein.

100.        General Bar Date means the bar date for filing Proofs of Claims for Claims arising prior to the Petition Date against any and/or all of the Debtors in the Chapter 11 Cases, other than those Claims expressly excluded from the General Bar Date pursuant to a Final Order of the Bankruptcy Court, or (i) August 28, 2009 for the Primary Filers or (ii) January 4, 2010 for the Secondary and Tertiary Filers.

101.        General Unsecured Claim means a Claim that is not otherwise separately classified under the Plan.  For the avoidance of doubt, a General Unsecured Claim excludes Administrative Claims, Priority Claims, Miscellaneous Secured Claims, Secured Credit Facility Claims, ISIS Claim,  14% Notes Claims, 5% Notes Claims, 6% Notes Claims, Convenience Claims, Intercompany Claims, and Equity Interests.  A General Unsecured Claim does not include a Product Liability PI Claim, except to the extent of any deficiency of such claim as set forth in more detail in Article IV.B.10 herein or to the extent that a Non-Tax Priority Claim exceeds the amount of the statutory cap under section 507 of the Bankruptcy Code as set forth in more detail in Article IV.B.1 herein.

102.        Gibraltar means Gibraltar Insurance Co. Ltd. a wholly owned subsidiary of FEI organized under the laws of Bermuda that issued policies of insurance covering product liability asserted against the Debtors and certain of the Debtors’ workers’ compensation liability.

103.        Governmental Bar Date means the bar date for Governmental Units to file Proofs of Claim for Claims arising prior to the Petition Date against any and/or all of the Debtors, which date was September 8, 2009 for the Primary Filers, January 25, 2010 for the Secondary, and February 8, 2010 for the Tertiary Filers.

104.        Governmental Unit has the meaning set forth in Bankruptcy Code section 101(27).

105.        Holdback Amount means the amount equal to twenty percent (20%) of fees billed to the Debtors for a given month that were retained by the Debtors as a holdback on payment of Professional Fee Claims.

106.        Holder means an entity holding a Claim or Interest.

107.        Impaired means, when used in reference to a Claim, Interest or Class, a Claim, Interest or Class that is impaired within the meaning of Bankruptcy Code section 1124.

108.        Indemnification Obligation means any obligation of any of the Debtors to indemnify, reimburse, or provide contribution to any present or former officer, director, or employee, or any present or former Professionals, advisors, or representatives of the Debtors, pursuant to by-laws, articles of incorporation, contract, or otherwise as may be in existence immediately prior to the Petition Date.

109.        Initial Distribution Date means a Business Day, as determined by the Liquidating Trustee, as soon as practicable after the Effective Date, that is at least thirty (30) Business Days after the funding of the Liquidating Trust or as soon thereafter as practicable.

110.        Initial Net Distributable Proceeds means the amount of Net Distributable Proceeds available for distribution to the Holders of Allowed General Unsecured Claims and the 14% Notes as of the Effective Date, if any.

111.        Intercompany Claim means any Claim held by a Debtor against another Debtor, including, without limitation: (a) any account reflecting intercompany book entries by a Debtor with respect to another Debtor, (b) any Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (c) any derivative Claim asserted by or on behalf of one Debtor against another Debtor.

112.        Interim DIP Order means the Interim Order (I) Authorizing Debtors to Obtain Postpetition Secured Financing, (2) Authorizing the Use of Cash Collateral, (3) Granting Liens and Superpriority Claims, (4) Modifying the Automatic Stay, and (5) Setting Final Hearing entered by the Bankruptcy Court on April 1, 2009 [Docket No. 183].

113.        IRS means the Internal Revenue Service.

114.        ISIS Claim means the Claim asserted by ISIS Lending, LLC for amounts owing to it under the prepetition ISIS Promissory Note.

115.        ISIS Collateral has the meaning ascribed to it in Article IV.B.3 herein.

116.        ISIS Cure Payment has the meaning ascribed to it in Article IV.B.3 herein.

117.        ISIS Effective Date Payment has the meaning ascribed to it in Article IV.B.3 herein.

118.        ISIS Estimated Net Proceeds has the meaning ascribed to it in Article IV.B.3 herein.

119.        ISIS Lien on Cash has the meaning ascribed to it in Article IV.B.3 herein.

120.        ISIS Monthly Payment Amount has the meaning ascribed to it in Article IV.B.3 herein.

121.        ISIS Promissory Note means the Promissory Note Secured By Deed of Trust, dated as of August 22, 2008, which evidences the loan made by ISIS to Fleetwood Motor Homes of California and Fleetwood Homes of California, Inc. in the principal amount of $27,250,000.

122.        KEIP Employees mean Andrew Griffiths, Leonard J. McGill, James Smith, and Michael Shearin.

123.        KEIP Participants means those individuals who are eligible to receive retention and/or incentive payments pursuant to the Fleetwood Enterprises, Inc. Key Employee Incentive and Retention Programs approved by the Bankruptcy Court on July 17, 2009 [Docket No. 956] or the Amended and Restated Key Employee Retention and Incentive Plan approved by the Bankruptcy Court on February 11, 2010 [Docket No. 1846].

124.        KEIP Payment means the discretionary incentive payment that is payable to the KEIP Employees pursuant to the Order Approving the Debtors’ Payment of Incentive Bonuses and Severance Payments to Key Employees entered on July 17, 2009 [Docket No. 956] and the Modified and Amended KEIP Plan Order.

125.        Law Debenture means Law Debenture Trust Company of New York, a New York corporation and trust company, as successor Trustee for the 5% Notes under the terms of the 5% Indenture, and its successors and assigns.

126.        Lien means any lien, security interest, pledge, title retention agreement, encumbrance, charge, mortgage, or hypothecation to secure payment of a debt or performance of an obligation, other than, in the case of securities and any other equity ownership interests, any restrictions imposed by applicable United States or foreign securities laws.

127.        Liquidating Trust means the trust established under this Plan with the power and authority set forth in this Plan and the Liquidating Trust Agreement.

128.        Liquidating Trust Agreement means the agreement to be executed as of the Effective Date establishing the Liquidating Trust pursuant to the Plan in substantially the form attached as Exhibit B hereto.

129.        Liquidating Trust Assets means all of the Debtors’ Assets, property treated by the

Plan, any minutes, and general corporate records of Debtors, and any books and records relating to the foregoing not otherwise treated by the Plan, which shall automatically vest in the Liquidating Trust on the Effective Date pursuant to the terms of this Plan.

130.        Liquidating Trust Oversight Committee means the committee comprised of the following three entities:  two members nominated by the Creditors’ Committee, which shall be Giant RV and Mike Thompson RV, and one by Whippoorwill.

131.        Liquidating Trust Professionals means the agents, financial advisors, attorneys, consultants, independent contractors, representatives, and other professionals of the Liquidation Trustee (in their capacities as such).

132.        Liquidating Trustee means SltnTrst LLC or such designee of which Peter Kravitz is the principal, or any successor in interest.

133.        Local Rules means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Central District of California.

134.        Miscellaneous Secured Claim means a Claim that is (a) secured by a valid and perfected Lien on property in which a Debtor’s Estate has an interest (including, in some instances, secured tax claims) or (b) subject to setoff under Bankruptcy Code section 553 and such right of setoff has been asserted by the holder of such right as required by Article VII.J hereof, to the extent of the value of the Claimholder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or, in the case of setoff, pursuant to Bankruptcy Code section 553.

135.        Modified and Amended KEIP Plan Order means the Order Approving Amended and Restated Key Employee Incentive Program entered by the Bankruptcy Court on February 12, 2010 [Docket No. 1846].

136.        Net Distributable Proceeds means the Net Proceeds derived from the liquidation or monetization of any and all of the Assets of the Debtors to be vested in the Liquidating Trust (including all Cash of the Debtors wherever located, including, but not limited to, Cash presently held in any segregated accounts for the benefit of the 14% Notes Claims but excluding the BofA Cash Collateral Amount), after payment of, or adequately reserving for payment of, all Allowed

Administrative Claims, all Allowed Priority Claims, all Allowed Secured Credit Facility Claims, all Allowed Miscellaneous Secured Claims, Professional Fee Claims of the Debtors and Creditors’ Committee, and all Liquidating Trust expenses.

137.        Net Proceeds means such amounts collected from the sale or liquidation of Assets after payment of all costs and expenses of such sale or liquidation, including, without limitation, attorney fees.

138.        Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, which is entitled to priority in payment pursuant to Bankruptcy Code section 507(a) and not otherwise separately classified herein.

139.        Noteholder Settlement means the settlement embodied in this Plan between the Creditors’ Committee and the holders of a majority of the 14% Notes in principle.

140.        Old Common Stock Interests means, the shares of common stock of the Debtors issued and outstanding as of the Petition Date or otherwise held as of the applicable Distribution Record Date, including common stock acquired by holders of stock options and other rights to acquire stock who exercise their rights by the applicable Distribution Record Date.

141.        Pennsylvania Mortgage has the meaning ascribed to it in Article IV.B.3 herein.

142.        Periodic Distribution Date means a Distribution Date after the Initial Distribution Date which shall occur (i) after the first Business Day occurring ninety (90) days after the immediately preceding Distribution Date or (ii) on such other Business Day selected by the Liquidating Trustee, in its sole and absolute discretion.

143.        Periodic Net Distributable Proceeds means, with respect to each Periodic Distribution Date, the amount of Net Distributable Proceeds available to be distributed from the Liquidating Trust to the Holders of Allowed Claims pursuant to the terms hereunder.

144.        Person has the meaning set forth in Bankruptcy Code section 101(41).

145.        Petition Date means the date of filing of the applicable voluntary petition for relief under chapter 11 of title 11 of the Bankruptcy Code, or March 19, 2009 for the Primary Filers, July 29, 2009 for the Secondary Filer, or August 11, 2009 for the Tertiary Filers.

146.        Plan means this chapter 11 plan, including the Exhibits and all supplements,

appendices, and schedules hereto, either in its current form or as the same may be altered, amended, or modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

147.        Plan Document means the Plan, together with any contract, instrument, release, or other agreement or document entered in connection with Plan.

148.        Plan Proponents means the Debtors and the Creditors’ Committee.

149.        Plan Supplement means the compilation(s) of documents and forms of documents, specified in the Plan, that the Debtors will file with the Bankruptcy Court on or before the date that is (a) ten (10) days prior to the Voting Deadline or (b) set by the Bankruptcy Court for the filing of such documents and forms of documents.

150.        Pre-Petition Secured Credit Facility means the credit facility governed by that certain Third Amended Credit Agreement (as subsequently amended), dated as of January 5, 2007 among FEI, FHI and certain of FEI’s and FHI’s subsidiaries, as Borrowers, the Lenders referred to therein, and Bank of America, N.A., as Agent for the Lenders, and any of the documents and instruments relating thereto, as amended, supplemented or modified as of the date hereof.

151.        Primary Filers means all of the Debtors except the Secondary Filer and the Tertiary Filers.

152.        Priority Claims means, collectively, all Priority Tax Claims and Non-Tax Priority Claims.

153.        Priority Tax Claim means a Claim of a Governmental Unit of the kind specified in Bankruptcy Code sections 502(i) or 507(a)(8).

154.        Product Liability PI Claims means any Claim asserted for personal injury based on allegations of product liability against the Debtors that are covered by product liability insurance policies issued by Gibraltar.

155.        Professional means (a) any professional employed in these Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328, or 1103 or otherwise, and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Bankruptcy Code section 503(b)(4).

156.        Professional Fee Claim means a Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date and prior to and including the Effective Date.

157.        Proof of Claim means a proof of claim filed on or before the General Bar Date or the Governmental Bar Date, as applicable, or such other date as ordered by the Bankruptcy Court.

158.        Pro Rata means, at any time, the proportion that the Face Amount of an Allowed Claim in a particular Class bears to the aggregate Face Amount of all Allowed Claims in such Class, unless the Plan provides otherwise.

159.        Reclamation Claim means each Claim to the extent asserted against one or more of the Debtors pursuant to Bankruptcy Code section 546(c).

160.        Released Claims means the claims or causes of actions described in Article XI hereof.

161.        Released Parties means (i) any Professional, (ii) the Creditors’ Committee, (iii) any member of the Creditors’ Committee, solely in its capacity as a member of the Creditors’ Committee and not in any other capacity, (iv) Law Debenture; (v) DB; (vi) BNYM and (vii) any of the representatives, agents, officers, directors, employees, professionals, financial advisors, consultants, or attorneys of the foregoing.

162.        RV Assets Sale Order means the Amended Order (I) Authorizing and Approving the Sale of RV Assets Free and Clear of Liens, Claims, Interests and Encumbrances; (II) Authorizing and Approving Assumption and Assignment of Contracts and Leases; and (III) Granting Related Relief entered on August 6, 2009 [Docket No. 1056].

163.        Scheduled means, with respect to any Claim, the status, priority and amount, if any, of such Claim as set forth in the Schedules.

164.        Schedules means the schedules of assets and liabilities, the list of Holders of Interests, and the statements of financial affairs filed by the Debtors pursuant to Bankruptcy Code section 521 and the Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

165.        Secured Claims means either the Miscellaneous Secured Claims or the Secured

Credit Facility Claims.

166.        Secured Credit Facility means the credit facility governed by the “Fourth Amended and Restated Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement dated as of March [26], 2009 among the Financial Institutions Named Herein, as the Lenders; Bank of America, N.A., as the Agent; Fleetwood Enterprises, Inc., as a Guarantor; and Fleetwood Holdings Inc., and certain of its Subsidiaries, as the Borrowers,” the Interim DIP Order, and any of the documents and instruments relating thereto, as amended, supplemented or modified as of the date hereof.

167.        Secured Credit Facility Claims means the Claims of the Secured Parties arising under or from the Secured Credit Facility (including, without limitation, the Claims under the Pre-Petition Credit Facility (which were rolled up into the Secured Credit Facility)), the Interim DIP Order and/or the Final Cash Collateral Order, including without limitation the Postpetition Obligations (as defined in the Interim DIP Order).

168.        Secured Parties means the Prepetition Agent, the Prepetition Credit Facility Lenders, the Postpetition Agent and the DIP Lenders, as such terms are defined in the Interim DIP Order.

169.        Secured Parties Releasees has the meaning ascribed to it in Article XI.F.1. herein.

170.        Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect or hereafter amended.

171.        Security shall have the meaning ascribed to it in Bankruptcy Code section 101(49).

172.        Secondary Filer means Fleetwood Retail Corp. of Arizona.

173.        Severance Action means that adversary action entitled Curtis Jay Howe v. Fleetwood Enterprises, Inc., Adversary No. 09-01421-MJ, alleging claims for breach of contract and violation of the Employee Retirement Income Security Act on the grounds that FEI had an obligation to pay severance to terminated employees, but failed to do so.

174.        Severance Class means all persons who were employed by one of the Debtors, were eligible to receive severance under the Debtors’ severance policy and were terminated on or after March 6, 2009, without receiving severance, with the exception of the KEIP Participants.

175.        Severance Class Claim means any and all demands, claims, damages, and causes of action, present and future, which were asserted or could have been asserted in the Severance Action,

including, but not limited to, any other claims against the Debtors for severance pay or benefits based on or arising out of any federal, state or local statute, ordinance or regulation.

176.        Severance Class Members means all individuals within the definition of the Severance Class.

177.        Solicitation means the solicitation by the Plan Proponents of acceptances of the Plan.

178.        Solicitation Procedures Order means the order entered by the Bankruptcy Court establishing procedures for Solicitation of votes for or against the Plan under Bankruptcy Code sections 105, 1125, 1126 and 1128 and Bankruptcy Rules 2002, 3017, 2018 and 3020.

179.        Subsidiary Debtor(s) means, individually or collectively, the debtors and debtors in possession identified on Exhibit A annexed hereto.

180.        Substantial Contribution Claim means a Claim under Bankruptcy Code subsections 503(b)(3), (b)(4), or (b)(5) for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Cases.

181.        Tax Claim means all or that portion of a Claim held by a Governmental Unit for a tax assessed or assessable against the Debtors, including income and employment taxes and any related penalties or interest.

182.        Tax Items has the meaning ascribed to such term in Article VI.F.6 hereof.

183.        Taxes means any and all taxes, levies, imposts, assessments, or other charges of whatever nature imposed at any time by a Governmental Unit or by any political subdivision or taxing authority thereof or therein and all interest, penalties, or similar liabilities with respect thereto.

184.        Tertiary Filers means Fleetwood Retail Corp. of Arkansas, Fleetwood Retail Corp. of Florida, Fleetwood Retail Corp. of Georgia, and Fleetwood Retail Corp. of South Carolina.

185.        Turnover Motion has the meaning ascribed to it in Article IV.B.2 herein.

186.        Unclassified Claims means Administrative Claims and Priority Tax Claims.

187.        Unimpaired means, when used in reference to a Claim, Equity Interest or Class, a Claim, Equity Interest or Class that is not impaired within the meaning of Bankruptcy Code section 1124.

188.        U.S. Trustee means the Office of the United States Trustee for the Central District of

California.

189.        Voting Deadline means the date and time, as fixed by an order of the Bankruptcy Court by which all Ballots to accept or reject the Plan must be received in order to be counted.

190.        WARN Action means the Consolidated Complaint for Damages and Other Relief filed on September 22, 2009 by Sandra Justice, Alicia Rice, Ronald Doud, Jeremiah Hastings, Brian Tucker, and Robert Myers, purportedly acting on behalf of a putative class, alleging that Fleetwood Enterprises, Inc., Fleetwood Travel Trailers of Ohio, Inc., Fleetwood Motor Homes of California, Inc. and Fleetwood Travel Trailers of Oregon, Inc. violated the WARN Act and California WARN Act.

191.        WARN and Severance Class Settlement Agreement means the Compromise and Settlement Agreement entered into by and between the Debtors and the Creditors’ Committee on the one hand, and Plaintiffs Sandra Justice, Alicia Rice, Ronald Doud, Jeremiah Hastings, Brian Tucker, Robert Myers and Curtis Jay Howe, on behalf of themselves and on behalf of each person who is a member of the WARN Class or the Severance Class and thus eligible to participate in the settlement on the other hand.

192.        WARN Class means all persons who were employed by one of the Debtors in a facility with greater than 50 employees and were terminated on or after March 9, 2009, without receiving a full 60 days’ notice in advance of their termination by a Debtor who either (a) conducted a mass layoff of more than 50 employees on or after March 9, 2009, or within 30 days thereafter, or (b) conducted a plant closing on or after March 9, 2009, with the exception of the KEIP Participants.

193.        WARN Class Claim means any and all demands, claims, damages, and causes of action, present and future, which (a) were asserted or could have been asserted in the WARN Action, including, but not limited to, any claims against the Debtors for back pay or benefits based on or arising out of any federal, state or local statute, ordinance or regulation.

194.        WARN Class Member means all individuals included within the definition of the WARN Class.

195.        Whippoorwill means Whippoorwill Associates Inc., as agent for its discretionary accounts, and Brigade Capital Management, LLC, on behalf of the accounts it represents, as the beneficial owners of approximately 55.4% of the entire issuance of the 14% Notes.

196.        Whippoorwill Fees has the meaning ascribed to such term as set forth in Article IV.B.5.

C.                                    Rules of Interpretation

For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to sections, articles, Schedules and Exhibits are references to sections, articles, Schedules and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) to the extent not modified herein, the rules of construction set forth in Bankruptcy Code section 102 and in the Bankruptcy Rules shall apply.

To the extent there is an inconsistency between the Second Amended Disclosure Statement as approved by the Court on April 27, 2010 and the Plan, the terms of the Plan shall govern.  To the extent that there is an inconsistency between this Plan and any prior version thereof, the terms of this Plan shall govern.

D.                                    Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.                                      Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) and except as otherwise provided herein or therein, the laws of (i) the State of California shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

F.                                      Exhibits

All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date.  After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to the Claims Agent to the Debtors, at Fleetwood Claims Processing, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, or by downloading such Exhibits from the Bankruptcy Court’s website at http://www.caeb.uscourts.gov (registration required) or the Claims Agent’s website at www.kccllc.net/fleetwood.  To the extent any Exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of the Plan shall control.

III.

CLASSIFICATION OF CLAIMS AND INTERESTS

A.                                    Introduction

All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims are placed in the Classes set forth below.  In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified.

A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

The Plan provides for substantive consolidation of the Debtors’ assets and liabilities for voting and distribution purposes, as described in Article VI.A of this Plan.  However, the Plan Proponents specifically reserve the right to seek confirmation of the Plan with respect to each Debtor separately.  The Debtors have set forth the Classes below, which is a summary of the Claims treatment.  Readers should refer to Article IV for the complete discussion of Claims treatment.

CLAIMS TREATMENT

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
N/A	Administrative Claims	$3.1 million

Full payment — one hundred cents on the dollar (100/100) upon the earlier of the Distribution Date immediately following the date the Claim becomes an Allowed Claim or the date that is ninety (90) days after the date on which such Claim becomes an Allowed Claim.

N/A	Priority Tax Claims	$1.0 million	Full payment — one hundred cents on the dollar (100/100) consistent with Bankruptcy Code section 1129(a)(9)(C).

1	Non-Tax Priority Claims	$7.2 million

Full payment — one hundred cents on the dollar (100/100).  Cash equal to the unpaid portion of the Allowed Non-Priority Claim or such other treatment as agreed upon between the Claim holder and the Liquidating Trustee upon the earlier of the Distribution Date immediately following the date that the Claim becomes an Allowed Claim or 90 days after the date when such claim becomes an Allowed Claim.

Estimated Projected Payment:  100%

Unimpaired; Deemed to Accept

2	Secured Credit Facility Claim	$1.7 million

On the Effective Date, the Allowed Secured Credit Facility Claim shall be treated in the manner set forth in Article IV.B.2 herein as agreed to between the parties.

Estimated Projected Payment:  100%

Impaired; Entitled to Vote

3	ISIS Claim	$17.8 million

On or as soon as reasonably practicable after the Effective Date, the Allowed ISIS Claim shall treated in the manner set forth in Article IV.B.3 herein as agreed to between the parties.

Estimated Projected Payment: 100%

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
4	Miscellaneous Secured Claims	Unknown

At the election of the Liquidating Trustee, (i) Cash equal to the lesser of the unpaid portion of such Allowed Claim and the value of the Holder’s Collateral securing the Miscellaneous Secured Claim as required pursuant to section 506(b) of the Bankruptcy Code, and which only to secured tax Claims, shall include applicable interest as required under 11 U.S.C. section 511; (ii) a return of the Holder’s Collateral; or (iii) such other treatment as agreed to in writing upon the earlier of (a) the Distribution Date immediately following the date the Claim becomes an Allowed Claim or (b) the date that is ninety (90) days after the date on which such Claim becomes an Allowed Claim.

Estimated Projected Payment: 100%

Unimpaired; Deemed to Accept

5	14% Notes Claims	$84.3 million

On the Effective Date, the Liens of the 14% Notes shall remain as valid Liens for Plan purposes only and the 14% Notes Claims shall be Allowed as a Secured Claim in the amount of $84,256,664.  In full and final satisfaction of their Secured Allowed Claim, the 14% Notes Claims shall receive their Pro Rata share of 43.5% of the Net Distributable Proceeds, net of the fees and expenses payable to DB and Whippoorwill (including those of their counsel) and the distribution to Class 8, the Initial Net Distributable Proceeds of which shall be payable on the Effective Date, and the balance of which shall be distributable on each subsequent Distribution Date, as reasonably practicable after the Liquidating Trust acquires such Net Distributable Proceeds.  The Distribution to the 14% Notes Claims shall be subject to the exercise by DB of any contractual right of priority or charging lien under the 14% Indenture for payment of its fees and expenses.  See Article IV.B.5 below for further treatment.

Estimated Projected Payment: 18.2%

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
6	General Unsecured Claims	$115 million to $195 million

Provided that all Allowed Administrative Claims, Priority Claims and Secured Claims have been paid in full or funds sufficient to satisfy all Allowed Administrative Claims, Priority Claims and Secured Claims have been placed in a segregated reserve, as set forth in the Plan and in the Liquidating Trust Agreement, and subject to the occurrence of the Effective Date, on, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date that is ninety (90) days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim, its Pro Rata share of the Initial Net Distributable Proceeds, if any, and, on each Periodic Distribution Date, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Periodic Net Distributable Proceeds, not to exceed in the aggregate 56.5% of the total Net Distributable Proceeds.  In the aggregate, including any distributions herein to Classes 7, 10 (to the extent of any deficiency), 11 (to the extent of any deficiency), Allowed General Unsecured Claims shall receive 56.5% of the Net Distributable Proceeds available for distribution.

Estimated Projected Payment:  8.7% to 14.7%

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
7	6% Notes Claims	$161.173 million

Provided that all Allowed Administrative Claims, Priority Claims and Secured Claims have been paid in full or funds sufficient to satisfy all Allowed Administrative Claims, Priority Claims and Secured Claims have been placed in a segregated reserve, as set forth in the Plan and in the Liquidating Trust Agreement, and subject to the occurrence of the Effective Date, and subject to acceptance of the Plan by Class 7, in full and final satisfaction of their Allowed Claim, Holders of 6% Notes Claims shall receive $2 million from the 56.5% Net Distributable Proceeds allocable to the General Unsecured Claims, which amount shall be paid at the time Distributions are made to General Unsecured Creditors pursuant to the Plan or at such earlier time as the Liquidating Trustee shall determine in its sole and absolute discretion.  Concurrently with the final payment of Professional Fee Claims for the Debtors and the Creditors’ Committee after the Effective Date and provided that Class 7 has voted to accept the Plan, the fees and expenses of the indenture trustee of the 6% Notes and the trustee’s professionals, including its counsel, shall be paid to such applicable indenture trustee or professional, subject to a review for reasonableness by the Creditors’ Committee, out of the 56.5% of the Net Distributable Proceeds allocable to the Allowed General Unsecured Claims, but if at the time of such distribution, there are insufficient funds to make payment in full, then such fees shall be paid Pro Rata with other professionals proposed to be paid at such time under this Plan (including the DB Fees and Whippoorwill Fees).

Estimated Projected Payment:  1.2%

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
8	5% Notes Claims	$1.069 million

Pursuant to the terms of the Noteholder Settlement among the Creditors’ Committee and the Holders of a majority of the 14% Notes, the parties agreed that the Holders of the 14% Notes Claims would pay for the distribution to the Holders of the 5% Notes Claims, if any, out of the 43.5% of the Net Distributable Proceeds allocable to the Allowed 14% Notes Claims.  Pursuant to negotiations between the Holders of a majority of the 14% Notes and Law Debenture Trust Company of New York, as indenture trustee for the 5% Notes (the “5% Indenture Trustee”), provided that Class 8 does not vote to reject the Plan and the 5% Indenture Trustee does not object to the Plan or Disclosure Statement, Holders of the Allowed 14% Notes Claims will allocate to Holders of Allowed 5% Notes Claims a total of $75,000 from the 43.5% of Net Distributable Proceeds allocated to the Allowed 14% Notes Claims.  The $75,000 distribution to Holders of Allowed 5% Notes Claims shall include all fees and expenses of the 5% Indenture Trustee and shall be subject to the exercise by such 5% Indenture Trustee of any contractual right of priority or charging lien under the 5% Notes Indenture for payment of its fees and expenses.  Distributions to Holders of Class 8 Claims shall be made pro rata and contemporaneously with the first distribution to the Holders of Class 5 Claims, other than payments for fees and expenses of DB and Whippoorwill.  See Section IV.A.5 below for further treatment.

Estimated Projected Payment:  6.8%

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
9	Convenience Claims	$5 million (approximate)

Holders of an Allowed Convenience Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for such Convenience Claim, 25% of their Allowed Claim as a final distribution. Holders of Class 6 Claims in excess of $10,000 will be eligible to opt into this Class by reducing their claim to $10,000 by checking the “Opt-In to Convenience Class” box on their ballot. Total distributions under this Class are anticipated to be limited to $1.25 million, subject to the Liquidating Trustee’s discretion to increase this amount at the time of the Initial Distribution Date. In the event that this Class has greater demand than funds allocated to this Class, then the Liquidating Trustee shall have the absolute discretion to select and remove certain of the opt-in members of this Class. In no instance shall the Liquidating Trustee remove a non-opt-in Allowed Convenience Claim from this Class.

Estimated Projected Payment: 22.4%

Impaired; Entitled to Vote

10	Product Liability PI Claims	Unknown

Unless their Product Liability PI Claim has previously become an Allowed Claim, all Holders of Claims in Class 10 shall be required to participate in the Product Liability PI Claim Mediation Process attached hereto as Exhibit “F.” As provided in the Product Liability PI Claim Mediation Process, if and when Allowed, Holders of Class 10 Claims shall receive a Pro Rata distribution of available insurance proceeds from Gibraltar policies covering Product Liability PI Claims upon the year in which the claim arose. To the extent the allowed amount of any Class 10 Claim is not paid in full with insurance proceeds, then the unpaid deficiency amount shall receive the treatment provided for under Class 6 for Allowed General Unsecured Claims.

Estimated Projected Payment: Unknown

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
11	WARN Class Claims and Severance Class Claims	Unknown	If the WARN and Severance Class Settlement Agreement is approved:
• Class Members who do not Opt Out will receive the treatment afforded in the WARN and Severance Class Settlement.
•

Class Members who Opt Out, who have filed claims and whose Claims are Allowed Claims, shall receive full payment of their Claims up to the cap set by Bankruptcy Code section 507 with any excess treated as an unsecured claim to share Pro Rata with Claims in Class 6.

If the WARN and Severance Class Settlement Agreement is not approved:
•

The WARN Class Claim and Severance Class claims shall continue to be litigated and class members whose Claims become Allowed Claims, shall receive full payment of their Claims up to the cap set by Bankruptcy Code section 507 with any excess treated as Claims in Class 6.

Estimated Projected Payment: Unknown Impaired; Entitled to Vote.

13A	Westchester Fire Insurance Company and ACE INA Insurance	Capped at the amount of the proceeds of the Letter of Credit

The Allowed Class 13A Holder Claims shall be treated in the manner set forth in Article IV.B.13(a) herein as agreed to between the parties.

Estimated Projected Payment: Unknown

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
13B	Old Republic Insurance Co.	Unknown

Upon a Claim in Class 13B becoming an Allowed Claim, the Holder of a Class 13B Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii)  accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Estimated Projected Payment: Unknown

Unimpaired; Deemed to Accept

13C	National Union Fire Insurance Company of Pittsburgh, PA, et al.	Unknown

Upon a Claim in Class 13C becoming an Allowed Claim, the Holder of a Class 13C Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii)  accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Estimated Projected Payment: Unknown

Unimpaired; Deemed to Accept

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
13D	Fidelity and Deposit Company of Maryland	Unknown

Upon a Claim in Class 13D becoming an Allowed Claim, the Holder of a Class 13D Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii)  accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Estimated Projected Payment: Unknown

Unimpaired; Deemed to Accept

13E	North Carolina Self-Insurance Guaranty Association	Unknown

Upon a Claim in Class 13E becoming an Allowed Claim, the Holder of a Class 13E Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii) accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Estimated Projected Payment: Unknown

Impaired; Entitled to Vote

CLASS NO.	DESCRIPTION	ESTIMATED AMOUNT OR VALUE OF CLAIMS AS OF THE EFFECTIVE DATE (VALUES ON A CONSOLIDATED BASIS)	ESTIMATED PROJECTED PAYMENT/TREATMENT FOR ALLOWED CLAIMS
13F	Georgia Self-Insurers Guaranty Trust Fund	Unknown

Upon a Claim in Class 13F becoming an Allowed Claim, the Holder of a Class 13F Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii) accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Estimated Projected Payment: Unknown

Impaired; Entitled to Vote

13G	Lumbermen’s Underwriting Alliance	Unknown

Upon a Claim in Class 13G becoming an Allowed Claim, the Holder of a Class 13G Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii)  accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Estimated Projected Payment: Unknown

Impaired; Entitled to Vote.

14	Intercompany Claims By and Between Debtors	Unknown	On the Effective Date, all Intercompany Claims by and between the Debtors shall be cancelled. Estimated Projected Payment: 0% Impaired; Deemed to Reject

15	Equity Interests	Unknown	On the Effective Date, all Equity Interests shall be cancelled. Estimated Projected Payment: 0% Impaired; Deemed to Reject

IV.

TREATMENT OF CLAIMS AND INTERESTS

A.                                    Unclassified Claims

In accordance with Bankruptcy Code section 1123(a)(1) of the Bankruptcy Code, certain Claims have not been classified, and the respective treatment of such Unclassified Claims is set forth immediately below.

1.             Administrative Claims

Except as otherwise provided herein, and subject to the requirements of this Plan, on, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date that is ninety (90) days after the date on which such Administrative Claim becomes an Allowed Administrative Claim, a Holder of an Allowed Administrative Claim against the Debtors shall receive, in full and final satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto (i) prior to the Effective Date, by the Debtors and (ii) subsequent to the Effective Date, by the Liquidating Trustee.  Administrative Claimholders will be paid in full on account of their Claims and are not entitled to vote on the Plan.

2.             Priority Tax Claims

Except to the extent that an Allowed Priority Tax Claim has been paid prior to the Distribution Date, a Holder of an Allowed Priority Tax Claim shall be entitled to receive, in full and final satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, (i) regular installment Cash payments, occurring not less frequently than quarterly over a period not exceeding five (5) years after the Petition Date, in an aggregate principal amount equal to the unpaid portion of such Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the rate provided under applicable non-bankruptcy law as set forth in Bankruptcy Code section 511 from the Effective Date through the date of payment thereof or (ii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; provided, however, that the Liquidating Trustee shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty.  Priority Tax Claimholders will be paid in full on account of their Claims and are not entitled to vote on the Plan.

B.                                    Claims

1.             Class 1:  Non-Tax Priority Claims

On, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim or (b) the date that is ninety (90) days after the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, a Holder of an Allowed Non-Tax Priority Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim, (i) Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim or (ii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing.  Any deficiency claim over and above the limits set forth under section 507 of the Bankruptcy Code for priority claims shall be treated as a Class 6 General Unsecured Claim.

Class 1 is conclusively presumed to have accepted the Plan and, therefore, Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

2.             Class 2:  Allowed Secured Credit Facility Claims

The Secured Credit Facility Claims shall be Allowed Claims, except for amounts at issue in the Creditors’ Committee’s Motion for Turnover of Property of the Estate Pursuant to 11 U.S.C. § 542 [Docket No. 1476] (the “Turnover Motion”)  (which shall become Allowed Claims to the extent the Turnover Motion is denied pursuant to a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court)), the Disputed Costs, any disputed Further Costs, any disputed post-Effective Date costs and any BofA Indemnification Claims (as defined below) that are contingent, unliquidated or disputed as of the Effective Date. On the Effective Date, Holders of Secured Credit Facility Claims shall receive the following treatment in full and final satisfaction of such Allowed Claims:

(a)           Payment of Undisputed Postpetition Obligations.  The Debtors shall pay in full all Postpetition Obligations (as defined in the Interim DIP Order) then outstanding (including, without limitation, all costs, fees and/or expenses of the Secured Parties (including, without limitation, costs, fees, and/or expenses of their counsel) other than the Disputed Costs, the Further Costs and any BofA Indemnification Claims that are contingent, unliquidated or disputed as of the Effective Date) and that are payable by the Debtors in accordance with the Interim DIP Order, the Secured Credit Facility and the Final Cash Collateral Order (in each case modified by the Extension Order); provided that the payment of any amount pursuant to this subsection (a) shall not constitute a waiver or release of any claim, defense, right or remedy that any Person might have or assert in connection with the Turnover Motion.

(b)           Turnover Motion:

(1)           Unless the Turnover Motion has been resolved by a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) as of the Effective Date, the Debtors shall provide, or cause to be provided, to BofA Cash in the amount of $600,000 (plus any interest and other earnings that accrue thereon) (the “Turnover Motion Cash Collateral”) to cover costs, fees and/or expenses of the Secured Parties (including, without limitation, costs, fees and/or expenses of their counsel) incurred by the Secured Parties after the Effective Date in relation to the Turnover Motion until such time as the Turnover Motion has been resolved by a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) (the “Turnover Motion Costs”).

(2)           BofA shall promptly return any portion of the Turnover Motion Cash Collateral that has not been used by the Secured Parties to pay Turnover Motion Costs in accordance with this subsection (b) within the later of five (5) Business Days after the entry of a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) or five (5) Business Days after resolution of any and all Cost Disputes (as defined below) relating to Turnover Motion Costs in accordance with subsection (b)(3) below.

(3)           Subject to subsection (f)(2) below, BofA, for and on behalf of the Secured Parties, shall be entitled, without the need for any further notice to or approval of any Person, including without limitation the Debtors, the Liquidating Trustee, or the Bankruptcy Court, to apply the Turnover Motion Cash Collateral to pay any documented Turnover Motion Costs unless any such payment is subject to a Cost Dispute.   In the event of a Cost Dispute relating to any Turnover Motion Cost, BofA, for and on behalf of the Secured Parties, shall be entitled to apply the Turnover Cash Collateral to pay any such disputed Turnover Motion Cost only upon either (i) entry of a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) authorizing such payment or (ii) receipt by BofA of written notice from the Liquidating Trustee withdrawing its Cost Dispute as to such payment.

(4)           To the extent the Turnover Motion Costs exceed the Turnover Motion Cash Collateral, then any Turnover Motion Costs in excess of the Turnover Motion Cash Collateral that are (i) not the subject of a Cost Dispute or (ii) to the extent the subject of a Cost Dispute, are either approved by a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) or withdrawn by the Liquidating Trustee (as reflected in a written notice from the Liquidating Trustee), shall be paid by the Liquidating Trustee.

(5)           Notwithstanding anything contained in the Plan to the contrary, the Turnover Motion is preserved for the benefit of the Debtors or the Liquidating Trust, as applicable, to the extent that as of the Effective Date it has not been withdrawn with prejudice or denied with prejudice by a Final Order of the

Bankruptcy Court or other court of competent jurisdiction (including any appellate court).

(c)           Costs Incurred Prior to the Effective Date.

(1)           As of the Effective Date, the Debtors shall provide, or cause to be provided, to BofA Cash in the amount of $100,000 (plus any interest and other earnings that accrue thereon) (the “Further Costs Cash Collateral”) to be held as collateral for any further costs, fees and/or expenses of the Secured Parties (including, without limitation, costs, fees, and/or expenses of their counsel) incurred on or prior to the Effective Date and payable by the Debtors in accordance with the Interim DIP Order, the Secured Credit Facility and the Final Cash Collateral Order (in each case modified by the Extension Order) (“Further Costs”) that have not been invoiced and remain unpaid as of the Effective Date.

(2)           All invoices, statements, receipts or other documents evidencing such Further Costs must be submitted to the Liquidating Trustee within sixty (60) days of the Effective Date. Subject to subsection (f)(2) below, BofA, for and on behalf of the Secured Parties, shall be entitled, without the need for any further notice to or approval of any Person, including without limitation, the Debtors, the Liquidating Trustee, or the Bankruptcy Court, to apply the Further Costs Cash Collateral to pay any documented Further Costs unless any such payment is subject to a Cost Dispute. In the event of a Cost Dispute relating to any Further Cost, BofA, for and on  behalf of the Secured Parties, shall be entitled to apply the Further Costs Cash Collateral to pay such disputed Further Costs only upon either (i) entry of a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) authorizing such payment or (ii) receipt by BofA of written notice from the Liquidating Trustee withdrawing its Cost Dispute as to such payment.

(3)           Any Further Costs Cash Collateral remaining sixty (60) days after the Effective Date that exceeds the amount of any Further Costs claimed by

BofA as provided above shall be released by BofA to the Liquidating Trust within ten (10) Business Days.

(d)           Pre-Confirmation Costs That Have Previously been Disputed.

(1)           The Debtors shall provide, or cause to be provided, to BofA Cash in the amount equal to any  costs, fees and/or expenses of the Secured Parties (including costs, fees and/or expense of their counsel) that were disputed by the Debtors or the Creditors’ Committee prior to the Effective Date in accordance with the requirements of paragraph 13 of the Final Cash Collateral Order (or corresponding provisions of any previous cash collateral order or the Extension Order) (the “Disputed Costs”) (plus any interest and other earnings that accrue thereon) (the “Disputed Costs Cash Collateral”) that have not been paid to BofA or any of the other Secured Parties as of the Effective Date to be held as collateral for such Disputed Costs.

(2)           BofA, for and on behalf of the Secured Parties, shall be entitled, without the need for any further notice to or approval of any Person, including without limitation, the Debtors, the Liquidating Trustee, or the Bankruptcy Court, to apply the Disputed Costs Cash Collateral to pay such Disputed Costs that are either (i) not the subject of a motion, objection or other formal action commenced by the Liquidating Trustee in the Bankruptcy Court prior to one year after the Effective Date or (ii) approved by a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) or (iii) are no longer disputed by the Liquidating Trustee (as reflected in a written notice from the Liquidating Trustee).

(3)           Notwithstanding anything to the contrary contained in the Plan, the Liquidating Trust reserves the right to seek an Order of the Bankruptcy Court (which Order shall be subject to any appeal rights of any party) as to the Secured Parties’ entitlement to any Disputed Costs; provided, however, that unless the Liquidating Trustee has filed a motion or brought a formal action in the Bankruptcy

Court seeking such an Order within one year after the Effective Date, the Liquidating Trust and the Liquidating Trustee shall be deemed to have irrevocably waived any right to seek such an Order, and the Disputed Costs shall be deemed to be Allowed Claims for the purpose of this Plan and shall not be subject to any further objection, challenge, action or adversary proceeding by any Person whether in the Bankruptcy Court or elsewhere.

(4)           Any Disputed Costs Cash Collateral remaining after the resolution and payment of all Disputed Costs pursuant to this subsection (d) shall be promptly released by BofA to the Liquidating Trustee within five (5) Business Days after the resolution of all Disputed Costs.

(e)           Contingent Indemnity Collateral.

(1)           The Debtors shall provide, or cause to be provided, to BofA Cash in the amount of $5,000,000 (plus any interest and other earnings that accrue thereon) (the “Indemnity Cash Collateral”) to be held as collateral for any unliquidated, contingent, or post-Effective Date claims of the Secured Parties, including, without limitation, any claims for indemnification that any of them might have asserted or may assert and costs, fees and/or expenses of the Secured Parties (including, without limitation, costs, fees and/or expenses of their counsel) payable by the Debtors in accordance with the Interim DIP Order, the Secured Credit Facility and the Final Cash Collateral Order (in each case modified by the Extension Order) that are incurred after the Effective Date in connection with any such unliquidated, contingent and/or indemnification claims (collectively, “BofA Indemnification Claims”).

(2)           Subject to Section (f)(2) below, BofA, for and on behalf of the Secured Parties, shall be entitled, without the need for any further notice to or approval of any Person, including without limitation the Debtors, the Liquidating Trustee, or the Bankruptcy Court, to apply the Indemnity Cash Collateral to pay any documented BofA Indemnification Claim as and when such claim become liquidated and non-contingent unless any such payment is subject to a Cost Dispute.  In the event of a Cost Dispute relating to any BofA Indemnification Claim, BofA, for and on behalf of the Secured Parties, shall be entitled to apply the Indemnity Cash Collateral to pay any such  disputed BofA Indemnification Claim only upon either (i) entry of a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) authorizing such payment or (ii) receipt by BofA of written notice from the Liquidating Trustee withdrawing its Cost Dispute as to such payment.

(3)           Within five (5) Business Days after the later to occur of (i) receipt by BofA of a judgment of a court of competent jurisdiction (including any appellate court) dismissing with prejudice the First American Trust Adversary Action as to all of the Secured Parties (including, without limitation, BofA) and (ii) the date on which such judgment has become a Final Order, BofA shall release to the Liquidating Trust from the Indemnity Cash Collateral an amount, if any, equal to the difference between (x) the total amount of Indemnity Cash Collateral then held and (y) the sum of $2.5 million plus the aggregate amount of all liquidated BofA Indemnification Claims (whether or not disputed) that have not been paid as of such time; provided that, in the event that any other lawsuit, claim or other action has been commenced or threatened against any of the Secured Parties (including, without limitation, BofA) that could, in BofA’s determination, result in or give rise to BofA Indemnification Claims in an amount in excess of the Indemnity Cash Collateral that would remain after giving effect to the release described in this subsection, BofA shall be entitled to retain from the Indemnity Cash Collateral that would otherwise be released pursuant to this subsection an amount that it deems reasonably necessary to reserve for such potential BofA Indemnification Claims.

(4)           Subject to the occurrence of the release contemplated in subsection (e)(3) above and satisfaction of the conditions set forth in subsection (e)(5)

below, BofA shall release to the Liquidating Trust the Indemnity Cash Collateral as follows:

(i)            On the first Business Day that is one year after the Effective Date, Indemnity Cash Collateral, if any, in excess of the sum of $1.5 million plus the aggregate amount of all liquidated BofA Indemnification Claims (whether or not disputed) that have not been paid as of such time shall be released.;

(ii)           On the first Business Day that is eighteen (18) months after the Effective Date, Indemnity Cash Collateral, if any, in excess of the sum of $1 million plus the aggregate amount of all liquidated BofA Indemnification Claims (whether or not disputed) that have not been paid as of such time shall be released; and

(iii)          On the first Business Day that is two years after the Effective Date, any remaining Indemnity Cash Collateral (less any unpaid BofA Indemnification Claims) shall be released.

(5)           Notwithstanding the foregoing or anything else contained in this Plan, except as otherwise agreed between the Liquidating Trustee and BofA, BofA shall not be required to release any Indemnity Cash Collateral to the Liquidating Trustee or any other Person or entity pursuant to subsection (e)(4) above unless, at the time such release would otherwise be required, (i) all of the Secured Parties (including, without limitation, BofA) have been dismissed with prejudice as defendants in the First American Trust Adversary Action by Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court), (ii) no other lawsuit, claim or other action has been commenced or threatened against any of the Secured Parties (including, without limitation, BofA) that could, in BofA’s determination, result in or give rise to a BofA Indemnification Claim, and (iii) any Cost Dispute  by the Liquidating Trustee of any BofA Indemnification Claims has been resolved in accordance with subsection (e)(2) above (and BofA, for and on behalf of the Secured Parties, has been paid any BofA Indemnification Claims that it is entitled to be paid in accordance with such resolution).

(6)           In the event that any of the events described in clauses (i) through (iii) of the preceding sentence have not occurred as of the time a release of Indemnity Cash Collateral would otherwise be required pursuant to subsection (e)(4), BofA shall not be required to make such release of Indemnity Cash Collateral to the Liquidating Trust until (y) such time as all such events (including any lawsuit, claim or cause of action described in clause (ii) of subsection (e)(5)) have been fully and finally resolved pursuant to a Final Order of the Bankruptcy Court or other court of competent jurisdiction (including any appellate court) or have otherwise been resolved to the satisfaction of BofA, and (z) any BofA Indemnification Claims arising from or relating to any such events shall have been paid pursuant to this subsection (e).

(7)           Any disputes, other than Cost Disputes, as to BofA’s continuing retention of Indemnity Cash Collateral as provided in this subsection (e) shall be resolved by the Bankruptcy Court.  The retention of Indemnity Cash Collateral on account of a Cost Dispute shall be resolved as provided in subsection(e)(2) above.

(f)            The BofA Cash Collateral; Cost Disputes.

(1)  The Turnover Motion Cash Collateral, Further Costs Cash Collateral, Disputed Costs Cash Collateral and Indemnity Cash Collateral shall, collectively, be referred to herein as the “BofA Cash Collateral.”  On the Effective Date, the BofA Cash Collateral shall be placed in a segregated account at Bank of America in the name of the Liquidating Trustee (the “BofA Cash Collateral Account”). The BofA Cash Collateral and the BofA Cash Collateral Account shall be free and clear of all existing and future Liens as to any Person other than the Secured Parties, which parties shall have a fully perfected first priority lien on the BofA Cash Collateral Account and all amounts in the BofA Cash Collateral Account. Such lien shall secure the obligations of all of the Debtors and the Liquidating Trustee to the Secured Parties with respect to any and all Turnover Motion Costs, Further Costs, Disputed Costs, and BofA Indemnification Claims.

(2)           Before applying any BofA Cash Collateral to pay any Turnover Motion Cost, Further Cost or BofA Indemnification Claim (each, a “BofA Cost”), BofA shall provide the Liquidating Trustee with any applicable invoices, statements, receipts or other documents supporting such BofA Cost (the “Supporting Documents”).  If the Liquidating Trustee objects to the payment of such BofA Cost, he or she shall provide written notice of the amount being disputed and the basis for such dispute, which notice must be received by BofA within ten (10) Business Days after the date that the Liquidating Trustee received the Supporting Documents (a “Cost Dispute”).

(3)           The collateralization of the Turnover Motion Costs, Further Costs, the Disputed Costs, or the BofA Indemnification Claims shall not be deemed to be an admission by the Debtors or the Liquidating Trustee that any of the Turnover Motion Costs, Further Costs or BofA Indemnification Claims are valid and proper claims against the Debtors or the Liquidating Trustee either in the amount collateralized or in any other amount, nor shall it give rise to any right of recovery or right to the recovery of fees or expenses as to any matter by BofA on behalf of itself or the Secured Lenders greater or different from their rights under the Interim DIP Order, the Secured Credit Facility and/or the Final Cash Collateral Order (in each case as modified by the Extension Order).

(g)           Retention of Real Property and Related Liens.

(1)           In addition to the liens provided herein (including, without limitation, the liens on the BofA Cash Collateral and the BofA Cash Collateral Account), and notwithstanding any other provision of this Plan or any document entered into in connection therewith, including without limitation, Sections VI.F.5.g, VI.F.5.j and VI.I of the Plan and Section 1.7 of the Liquidating Trust Agreement, all

liens on real property of the Debtors (and any personal property held at such real property) held by the Secured Parties under the Secured Credit Facility, Interim DIP Order, Final Cash Collateral Order and the Extension Order (including Liens granted thereunder prior to the Effective Date) shall continue in full force and effect and with the same priority as existed prior to the Effective Date notwithstanding the vesting of the assets in the Liquidating Trust, the entry of the Confirmation Order or the occurrence of the Effective Date.

(2)           From and after the Effective Date, the Liquidating Trustee shall provide BofA with a report on or before the 15th day of each month describing the status of his or her efforts to liquidate any real property on which the Secured Parties have a lien.  In addition, the Liquidating Trustee shall promptly provide BofA with a copy of any purchase agreement he or she enters into for the sale of any real property in which the Secured Parties have a lien, and shall serve BofA with any motion by the Liquidating Trust for Bankruptcy Court approval to sell any real property on which the Secured Parties have a lien at least twenty-one days prior to any objection deadline or, if no motion seeking Bankruptcy Court approval is to be filed, then provide BofA with at least twenty-one (21) days’ written notice of the closing of any sale of any such real property.  If a motion is filed, then BofA may oppose the motion or, if no motion is filed, then BofA shall have the right prior to the expiration of such twenty-one (21) day notice period to file a motion with the Bankruptcy Court objecting to such sale and/or in either case request that the proceeds of such sale be reserved by BofA as additional Indemnity Cash Collateral for BofA Indemnification Claims.  In the event such a motion is filed, the Court shall direct that all or a portion of the net proceeds from such sale be provided to BofA as additional Indemnity Cash Collateral upon a showing by BofA that the amount of Indemnity Cash Collateral then held is inadequate to provide the Secured Parties with the indubitable equivalent of their Claims based on the circumstances at the time of such motion.  If BofA does not timely oppose a motion filed by the Liquidating Trust or file a motion pursuant to this paragraph, it shall be deemed to have consented to the release of its liens (including its liens on any sale proceeds) on any assets that are sold by the Liquidating Trustee in compliance with the requirements of this paragraph.

(h)           Survival of Certain Orders and Agreements.  The Secured Credit Facility, Interim DIP Order, Final Cash Collateral Order and the Extension Order shall survive entry of an Order confirming the Plan to the extent necessary to effect the treatment provided to BofA under this Plan. For the avoidance of doubt, except as otherwise expressly provided in the Plan, the following provisions are necessary to effect the treatment provided to BofA under this Plan and shall thus survive entry of an Order confirming the Plan: Sections 1.4(e), 1.4(f), 2.4, 2.6, 3.6, 3.7, 3.8, 3.9, 3.10, 4, 11, 12, 13.3, 13.4, 13.7, 13.8, 13.10, 13.11 of the Secured Credit Facility, paragraphs 3, 5, 13, 15, 19, 25, 26, 29, and 30 of the Interim DIP Order and Section 15 of the Final Cash Collateral Order. In the event of any conflict between the provisions of the Secured Credit Facility, Interim DIP Order, Final Cash Collateral Order and the Extension Order and the Plan, the provisions of this Plan shall govern. The foregoing treatment shall be in full and complete satisfaction of any and all Class 2 Claims, and recourse shall be limited as set forth above.

(i)            Voting.  Class 2 is Impaired and is entitled to vote on the Plan.

3.             Class 3:  Allowed ISIS Claim

As agreed to between the Plan Proponents and ISIS, the Holder of the Allowed ISIS Claim will receive the following treatment in full and final satisfaction thereof:

On the Effective Date, the Holder of the ISIS Claim shall receive the following payments (collectively, the “ISIS Effective Date Payment”):  (i) all of ISIS’s actual and documented out-of-pocket costs and expenses incurred in connection with the Chapter 11 Cases since the Petition Date (including without limitation appraisal costs and attorneys’ fees), which are expected to be approximately $150,000; (ii) $300,000 as a payment of either on account of compound interest and/or default interest; (iii) $3,550,500 on account of amounts owing under the ISIS Promissory Note (“ISIS Cure Payment”), which amount may be increased by the ISIS Monthly Payment Amount if the Effective Date occurs after July 31, 2010.

In the event that, as of the Effective Date, the disposition of Plant 47-3 shall have been consummated, then (i) if the actual amount of net proceeds paid to the Holder of the ISIS Claim exceeds $4,500,000 (the “ISIS Estimated Net Proceeds”), then the amount of the ISIS Cure Payment described above to which the Holder of the ISIS Claim is entitled to receive shall be reduced on a dollar-for-dollar basis to the extent such actual net proceeds exceed the ISIS Estimated Net Proceeds and (ii) if the actual amount of net proceeds paid to the Holder of the ISIS Claim is less than the amount of the Estimated Net Proceeds, then the amount of the ISIS Cure Payment described above to which the Holder of the ISIS Claim is entitled to receive shall be increased on a dollar-for-dollar basis to the extent the Estimated Net Proceeds exceed such actual net proceeds.

ISIS shall have a valid and perfected first priority security interest on an amount equal to the difference between $4,400,000 and the ISIS Effective Date Payment (the “ISIS Lien on Cash”), which amount shall be placed in a separate segregated bank account by the Liquidating Trustee, which shall execute a control agreement in order to perfect ISIS’s security interest therein, or instead of a control agreement, the Plan Proponents may elect to pay such amount to ISIS in cash as an Effective Date Payment as a reduction against principal, in which case the ISIS Lien on Cash shall not come into effect.

After giving effect to the ISIS Effective Date Payment (assuming the Effective Date occurs on or before July 31, 2010), the principal amount outstanding and owing to ISIS will be $17,791,100 under the ISIS Promissory Note.  If the Effective Date occurs after July 31, 2010 and the ISIS Effective Date Payment includes the ISIS Monthly Payment owing under the ISIS Promissory Note on August 1, 2010, such principal amount will be reduced by the principal payment included in that August 1, 2010 ISIS Monthly Payment.

On the Effective Date, the ISIS Promissory Note will be secured by the ISIS Lien on Cash (unless such ISIS Lien on Cash does not come into effect as provided for above) and ISIS’s existing security interest and liens as in effect on the Effective Date on (i) that certain real property and personal property of Plant 47-1 and 47-2 as more fully set forth in the deed of trust securing the ISIS Promissory Note; (ii) that certain real property and personal property of Plant 75-1 and Plant 71-1 as more fully set forth in (A) that Order Authorizing and Approving Debtors’ Grant of

Replacement Liens to ISIS Lending, LLC as Adequate Protection [Docket No. 852] with respect to Plant 75-1 and Plant 71-1 and (B) (1) that certain Deed to Secure Debt and Security Agreement dated December 7, 2009 (“Georgia Deed to Secure Debt”), made by Fleetwood Homes of Georgia, Inc., a Georgia corporation, in favor of ISIS, recorded March 1, 2010 in the Official Records of Bacon County, Georgia, at Book 448, Pages 190-221 and (2) that certain Mortgage, dated January 4, 2001 (“Pennsylvania Mortgage”) made by Fleetwood Homes of Pennsylvania, Inc., a Pennsylvania corporation, for the benefit of ISIS, recorded February 26, 2010 in the Official Records of Northumberland County, Pennsylvania, at Book 2209, Pages 467-495; and (iii) if the disposition of Plant 47-3 shall have not have been consummated as of the Effective Date, Plant 47-3 (collectively, the “ISIS Collateral”).

ISIS will receive the regularly scheduled monthly payments of principal and interest required under the ISIS Promissory Note in the amount of $241,055.56 (the “ISIS Monthly Payment Amount”) commencing with the payment due on the first of the month following the Effective Date. Commencing on the Effective Date, the contract rate of interest under the ISIS Promissory Note will be reduced from 9.95% to 9.45%.

Payments may be made under the ISIS Promissory Note at any time.  ISIS agrees that there will be no pre-payment fees due for any pre-payments of principal made after the Effective Date.  The exit fee will still be due with respect to any payments, in accordance with the terms of the ISIS Promissory Note.  Payments made from the proceeds of the ISIS Collateral must be applied to principal, until all principal is fully paid, and thereafter to the balance of the indebtedness owing to ISIS.  Payments made from anything other than the proceeds of the ISIS Collateral may be applied in any way chosen by the Liquidating Trust.

Except as expressly modified by the foregoing, the terms of the ISIS Note, California Deeds of Trust, the Georgia Deed to Secure Debt, the Pennsylvania Mortgage and the other documents securing the ISIS Claim shall remain in full force and effect.

Class 3 is Impaired under the Plan and entitled to vote.

4.             Class 4:  Miscellaneous Secured Claims

On, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a Miscellaneous Secured Claim (which includes secured tax Claims) becomes an Allowed Miscellaneous Secured Claim or (b) the date that is ninety (90) days after the date on which such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, a Holder of an Allowed Miscellaneous Secured Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for, such Allowed Miscellaneous Secured Claim, at the election of the Liquidating Trustee, (i) Cash equal to the lesser of the unpaid portion of such Allowed Miscellaneous Secured Claim and the value of the Holder’s Collateral securing the Miscellaneous Secured Claim as required pursuant to section 506(b) of the Bankruptcy Code, and which, only as to secured tax Claims, shall include applicable interest as required under 11 U.S.C. Section 511, (ii) a return of the Holder’s Collateral securing the Miscellaneous Secured Claim or (iii) such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing.  Any Holder of a Miscellaneous Secured Claim shall retain its Lien in the Collateral or the proceeds of the Collateral (to the extent that such Collateral is sold by the Debtors or the Liquidating Trustee free and clear of such Lien) to the same extent and with the same priority as such Lien held as of the Petition Date until such time as (a) the Holder of such Miscellaneous Secured Claim (i) has been paid Cash equal to the value of its Allowed Miscellaneous Secured Claim, and which, only as to secured tax Claims, shall include applicable interest as required under 11 U.S.C. Section 511 (ii) has received a return of the Collateral securing the Miscellaneous Secured Claim or (iii) has been afforded such other treatment as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; or (b) such purported Lien has been determined by an order of the Bankruptcy Court to be invalid or otherwise avoidable.(1)    To the extent a secured tax Claim that accrues postpetition is not paid in full as

(1)  The Maricopa County Treasurer’s (“Maricopa”) Claim, Pima County’s Claims, Riverside Taxing Authority’s Claim and the Claims of the following Texas Tax Authorities (specifically, McLennan County, Dallas County, Fort Bend County, Harris County, Liberty County, Tarrant County, the City of Waco et al., Hill County and Hill CAD), are Class 4 Miscellaneous Secured Claims.  If Maricopa’s Claim and Pima County’s Claims are Allowed and are found to be over secured under section 506(b) of the Bankruptcy Code, interest may accrue at the state statutory rate of 16% per annum.  If the Texas Tax Authorities’ Claims are Allowed and are found to be over secured under section 506(b) of the provided under applicable non-bankruptcy law in the ordinary course of business and in a timely manner, then the Claimholder holding a postpetition secured tax Claim may assert an Administrative Claim as provided in this Plan, the Bankruptcy Code, and the Bankruptcy Rules.

Class 4 is conclusively presumed to have accepted the Plan and, therefore, Holders of Class 4 Claims are not entitled to vote to accept or reject the Plan.

5.             Class 5:  14% Notes Claims

On the Effective Date, the Liens of the 14% Notes held as of the Petition Date shall remain as valid Liens for purposes of the Plan only and the 14% Notes Claims shall be Allowed as a Secured Claim in the amount of $84,256,664.  In full and final satisfaction of their Secured Allowed Claim, the 14% Notes Claims shall receive their Pro Rata share of 43.5% of the Net Distributable Proceeds, less:  (a) fees and expenses payable and paid to DB (both for its services and those of its agents, including those of its counsel) (the “DB Fees”); (b) any amounts payable and paid to Whippoorwill for fees and expenses incurred by its professionals (collectively, the “Whippoorwill Fees”), pursuant to a Substantial Contribution Claim; and (c) any funds distributed to the Holders of the 5% Notes.  The Creditors Committee will support Whippoorwill’s Substantial Contribution Claim, provided any recovery thereon is paid in accordance with the previous sentence.  The 43.5% of Net Distributable Proceeds payable to the 14% Notes Claims shall be paid (x) on the Effective Date with respect to the Initial Net Distributable Proceeds; and (y) on each subsequent Distribution Date as reasonably practicable after the Liquidation Trust acquires such Net Distributable Proceeds with respect to the balance.

The 14% Notes Claims shall not be subject to avoidance, disallowance, recharacterization or subordination (whether equitable or otherwise).  All amounts due to be paid to, and all amounts paid to and received by, the holders of the 14% Notes Claims shall not be subject to avoidance, disallowance, disgorgement, recharacterization or subordination.

Without recourse, representation, or warranty and solely for purposes of enforcing the percentage allocation of Net Distributable Proceeds, on the Effective Date, the 14% Notes shall be

Bankruptcy Code, interest may accrue at the state statutory rate of 12% per annum.  For the avoidance of doubt, the Riverside Taxing Authority will not receive a return of its Collateral in satisfaction of its Class 4 Claim.

deemed to assign to the Liquidating Trustee that portion of their intercreditor rights necessary to preclude the Holders of the 5% Notes from exercising a payover demand against distribution to the Holders of 6% Notes.  On the Effective Date, provided that Class 5 votes to accept the Plan, the 14% Notes shall be deemed to release any intercreditor rights or payover demands that they have against the Holders of 6% Notes.  For the avoidance of doubt, any Liens granted to the 14% Notes prior to the Effective Date will be extinguished on the Effective Date in exchange for the treatment afforded to the 14% Notes Claims hereunder.

All of the DB Fees shall be paid concurrently with the final payment of Professional Fee Claims, but if at the time of such distribution, there are insufficient funds to make a payment in full, then DB shall be entitled to its Pro Rata portion of the DB Fees distributed at such time relative to the total fees and expenses paid to all Professionals, which amount shall be deducted from the 43.5% Net Distributable Proceeds allocated to the 14% Notes Claims.  Similarly, all of the Whippoorwill Fees shall be paid concurrently with the final payment of Professional Fee Claims (but if at the time of such distribution, there are insufficient funds to make a payment in full, then Whippoorwill shall be entitled to its Pro Rata portion relative to the total fees and expenses paid to all Professionals of the Whippoorwill Fees distributed at such time), provided that such Whippoorwill Fees have been approved by allowance of the Substantial Contribution Claim, and such amount shall be deducted from the 43.5% Net Distributable Proceeds allocated to the 14% Notes Claims.

Notwithstanding anything to the contrary contained herein, all distributions to holders of 14% Notes Claims shall be subject to, and the allocations made herein shall be reduced on a pro rata basis by, the Charging Lien to the extent of any unpaid fees and expenses of DB, whether such fees and expenses are incurred by DB prior to or after the Effective Date, it being understood that DB shall be entitled to the recovery of all fees and expenses incurred under the 14% Indenture and in administering distributions to the holders of 14% Notes Claims before any distributions are made to the holders of the 14% Notes Claims.

Upon the Effective Date, the DB Litigation shall be deemed dismissed with respect to all parties, with prejudice, and confirmation of this Plan shall constitute a final and binding resolution of all issues raised, or that could be raised, in connection with the DB Litigation.

Class 5 is Impaired and is entitled to vote on the Plan.

6.             Class 6:  General Unsecured Claims

Provided that all Allowed Administrative Claims, Priority Claims and Secured Claims have been paid in full or funds sufficient to satisfy all Allowed Administrative Claims, Priority Claims and Secured Claims have been placed in a segregated reserve, as set forth in the Plan and in the Liquidating Trust Agreement, and subject to the occurrence of the Effective Date, on, or as soon as reasonably practicable after, the earlier of (a) the Distribution Date immediately following the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date that is ninety (90) days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for such Allowed General Unsecured Claim, its Pro Rata share of the Initial Net Distributable Proceeds, if any, and, on each Periodic Distribution Date, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Periodic Net Distributable Proceeds, not to exceed in the aggregate 56.5% of the total Net Distributable Proceeds.

Class 6 is Impaired and is entitled to vote on the Plan.

7.             Class 7:  6% Notes Claims

Provided that all Allowed Administrative Claims, Priority Claims and Secured Claims have been paid in full or funds sufficient to satisfy all Allowed Administrative Claims, Priority Claims and Secured Claims have been placed in a segregated reserve, as set forth in the Plan and in the Liquidating Trust Agreement, and subject to the occurrence of the Effective Date, and subject to acceptance of the Plan by Class 7, in full and final satisfaction of their Allowed Claim, Holders of 6% Notes Claims shall receive $2 million from the 56.5% Net Distributable Proceeds allocable to the General Unsecured Claims, which amount shall be paid at the time Distributions are made to General Unsecured Creditors pursuant to the Plan or at such earlier time as the Liquidating

Trustee shall determine in its sole and absolute discretion.  Concurrently with the final payment of Professional Fee Claims for the Debtors and the Creditors’ Committee after the Effective Date and provided that Class 7 has voted to accept the Plan, the fees and expenses of the indenture trustee of the 6% Notes and the trustee’s professionals, including its counsel, shall be paid to such applicable indenture trustee or professional, subject to a review for reasonableness by the Creditors’ Committee, out of the 56.5% of the Net Distributable Proceeds allocable to the Allowed General Unsecured Claims, but if at the time of such distribution, there are insufficient funds to make payment in full, then such fees shall be paid Pro Rata with other professionals proposed to be paid at such time under this Plan (including the DB Fees and Whippoorwill Fees).

Class 7 is Impaired and is entitled to vote on the Plan.

8.             Class 8:  5% Notes Claims

Pursuant to the terms of the Noteholder Settlement among the Creditors’ Committee and the Holders of a majority of the 14% Notes, the parties agreed that the Holders of the 14% Notes Claims would pay for the distribution to the Holders of the 5% Notes Claims, if any, out of the 43.5% of the Net Distributable Proceeds allocable to the Allowed 14% Notes Claims.  Pursuant to negotiations between the Holders of a majority of the 14% Notes and the 5% Indenture Trustee, provided that Class 8 does not vote to reject the Plan and the 5% Indenture Trustee does not object to the Plan or Disclosure Statement, Holders of the Allowed 14% Notes Claims will allocate to Holders of Allowed 5% Notes Claims a total of $75,000 from the 43.5% of Net Distributable Proceeds allocated to the Allowed 14% Notes Claims.  The $75,000 distribution to Holders of Allowed 5% Notes Claims shall include all fees and expenses of the 5% Indenture Trustee and shall be subject to the exercise by the 5% Indenture Trustee of any contractual right of priority or charging lien under the 5% Notes Indenture for payment of its fees and expenses.  Distribution to Holders of Class 8 Claims shall be made pro rata and contemporaneously with the first distribution to the Holders of Class 5 Claims, other than payments for fees and expenses of DB and Whippoorwill.

On the Effective Date, in consideration for the distribution provided for herein, holders of the 5% Notes shall be deemed to release any intercreditor rights or payover demands they have, if any, against the Holders of the 6% Notes and the 14% Notes.

Class 8 is Impaired and is entitled to vote on the Plan.

9.             Class 9:  Convenience Claims

On, or as soon as reasonably practicable after, the Initial Distribution Date, each Holder of an Allowed Convenience Claim shall receive, in full and final satisfaction, settlement and release of and in exchange for such Convenience Claim, 25% of its Allowed Claim as a final distribution.  Holders of Class 6 Claims in excess of $10,000 will be eligible to opt into this Class by reducing their claim to $10,000 by checking the “Opt-In to Convenience Class” box on their ballot.  Total distributions under this Class shall be paid out of the 56.5% of the Net Distributable Proceeds allocable to the Allowed General Unsecured Claims, and are anticipated to be limited to $1.25 million, subject to the Liquidating Trustee’s discretion to increase this amount at the time of the Initial Distribution Date.  In the event that this class has greater demand than funds allocated to this Class, then the Liquidating Trustee shall have the absolute discretion to select and remove certain of the opt-in members of this class.  In no instance shall the Liquidating Trustee remove a non-opt-in Allowed Convenience Claim from this Class.

Class 9 is Impaired and is entitled to vote on the Plan.

10.          Class 10:  Product Liability PI Claims

Unless their Product Liability PI Claim has previously become an Allowed Claim, all Holders of Claims in Class 10 shall be required to participate in the Product Liability PI Claim Mediation Process attached hereto as Exhibit “F.”  As provided in the Product Liability PI Claim Mediation Process, if and when Allowed, Holders of Class 10 Claims shall receive a Pro Rata distribution of available insurance proceeds from Gibraltar policies covering Product Liability PI Claims upon the year in which the claim arose.  Once all mediations as to Product Liability PI Claims in a given policy year have been liquidated, the Liquidating Trustee may, in its discretion, begin the distribution of Gibraltar policy proceeds for that year without regard to whether the Product Liability PI Claims in any other policy year have been liquidated or allowed, or he may wait until Product Liability PI Claims in other policy years, or all policy years have been liquidated, before making distributions of Gibraltar policy proceeds.  To the extent the allowed amount of any Class 10 Claim is not paid in full with insurance proceeds, then the unpaid deficiency amount shall receive the treatment provided for under Class 6 for Allowed General Unsecured Claims, and any distributions thereto shall be paid out of the 56.5% of the Net Distributable Proceeds allocable to the Allowed General Unsecured Claims.

Class 10 is Impaired and is entitled to vote on the Plan.

11.          Class 11:  WARN Class Claims and Severance Class Claims.

The WARN and Severance Class Settlement Agreement shall be presented to the Bankruptcy Court for approval pursuant to Rule 9019 of the Bankruptcy Rules and as a class settlement under Rule 23 of the Federal Rules of Civil Procedure and notice of the WARN and Severance Class Settlement Agreement shall be given to all WARN Class Members and or Severance Class Member as required under Rule 23 and the Order of the Bankruptcy Court.  If the WARN and Severance Class Settlement Agreement is approved, any WARN Class Member or Severance Class Member may affirmatively elect not to accept the treatment (“Opt Out”) afforded to the WARN Class Members and Severance Class Members in the WARN and Severance Class Settlement Agreement by following the procedures in the notice of the WARN and Severance Class Settlement Agreement.

If the WARN and Severance Class Settlement Agreement is approved by the Bankruptcy Court:

A.            On the effective date of the WARN and Severance Class Settlement Agreement or the Effective Date of this Plan, whichever is later, any WARN Class Member or Severance Class Member who has not affirmatively elected to Opt Out shall receive, in full satisfaction of their Claims, the treatment provided in the WARN and Severance Class Settlement Agreement.

B.            As to any WARN Class Member or Severance Class Member who affirmatively elects to Opt Out, if and when their WARN Claim or Severance Claim becomes an Allowed Claim, then they shall be afforded the treatment of a Non-Tax Priority Claim in Class 1 subject to the limitations of Section 507(a)(4) and (5) of the Bankruptcy Code with any amount of their WARN Claim or Severance Claim in excess of the limitations of Section 507(a)(4) and (5) of the Bankruptcy Code treated as a General Unsecured Claim in Class 6 and any distribution to Class

11 pursuant thereto shall be paid out of the 56.5% Net Distributable Proceeds allocable to the Allowed General Unsecured Claims.

C.            Any WARN Class Member or Severance Class Member who Opts Out of the treatment afforded in the WARN and Severance Class Settlement Agreement shall have the same rights and obligations as he or she would have had if the WARN Action and/or the Severance Action had never been filed and this WARN and Severance Class Settlement Agreement had never been executed.

If the WARN and Severance Class Settlement Agreement is not approved by the Bankruptcy Court:

The WARN Class Claims and Severance Class Claims will continue to be litigated before the Bankruptcy Court.  If and when the Claim of any WARN Class Member or any Severance Class Member becomes an Allowed Claim, the Claim of the WARN Class Member or Severance Class member shall be afforded the treatment of a Non-Tax Priority Claim in Class 1 subject to the limitations of Section 507(a)(4) and (5) of the Bankruptcy Code with any amount in excess of the limitations of Section 507(a)(4) and (5) of the Bankruptcy Code treated as a General Unsecured Claim in Class 6 with any distribution to Class 11 pursuant thereto to be paid out of the 56.5% of Net Distributable Proceeds allocable to the Allowed General Unsecured Claims.

The Class 11 Claims of WARN Class Members and Severance Class Members are impaired and are entitled to vote on the Plan.

12.          Reserved

13.          Class 13

Each Claimant in Class 13 is or was the beneficiary of a letter of credit (“LC”) issued by the Debtors’ Secured Parties pursuant to the Secured Credit Facility and which comprises the Allowed Secured Credit Facility Claims.  The Debtors assert that each Claimant in Class 13 holds Collateral consisting of (i) its rights under an outstanding LC, (ii) the proceeds of a LC and/or (iii) Cash.  The Debtors also assert that they are entitled to the return of the Collateral (or, if not drawn upon, the exoneration of a LC) to the extent the amount of the Collateral exceeds the Allowed Claim of the Holder of a Class 13 Claim.  The Plan Proponents have undertaken a detailed analysis of the

Collateral held by each Holder of a Class 13 Claim and the likelihood of each such Holder’s Class 13 Claim becoming under secured.  Based on that analysis, the Plan Proponents believe that, if and when Allowed, each holder of an Allowed Class 13 Claim will be significantly over secured and that each such Claimholder will ultimately end up returning Collateral to the Estate.  However, in the event that the Plan Proponents are mistaken and a Holder of a Class 13 Claim receives an Allowed Class 13 Claim in an amount that exceeds the Collateral, the deficiency amount shall be treated as a Class 6 General Unsecured Claim.

For the avoidance of doubt, Letter of Credit Number 3058109 held by the Maryland Workers’ Compensation Commission remains outstanding and is not included in Class 13.

Unless otherwise provided with respect to any subclass of Class 13, upon a Claim in Class 13 becoming an Allowed Claim, such Claim shall be treated as follows:

(i)            To the extent the Allowed Claim is less than the amount of the Collateral held by the Class 13 Claimant, then the Class 13 Claimant shall retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee;

(ii)           To the extent the Allowed Claim exceeds the aggregate amount of the Collateral held by the Class 13 Claimant, then the Class 13 Claimant shall retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or,

(iii)          As the Holder of a Claim in Class 13 and the Debtors and/or the Liquidating Trustee shall agree upon in writing.

Each Holder of a Class 13 Claim shall continue to hold its Collateral to the same extent and with the same priority held as of the Petition Date until such time as (a) the Claim of the Holder of such Class 13 Claim becomes an Allowed Claim, (b) such purported Claim has been determined by a Final Order of the Bankruptcy Court to be invalid, disallowed or otherwise avoidable, or (c) as the Holder of a Class 13 Claim and the Debtors and/or the Liquidating Trustee shall agree upon in writing.  A Class 13 Claim shall become an Allowed Claim as provided in the Plan and no Holder of a Claim in Class 13 is obligated to take any action to seek the allowance of its Claim.

Each Holder of a Claim in Classes 13B, 13C, and 13D is conclusively presumed to have accepted the Plan and, therefore, each Holder of a Claim in Classes 13B, 13C, and 13D is unimpaired and not entitled to vote to accept or reject the Plan.  Each Holder of a Claim in Classes 13A, 13E, 13F and 13G are impaired and are entitled to vote to accept or reject the Plan.

(a)           Class 13A:  Westchester Fire Insurance Company and ACE INA Insurance Company

Notwithstanding the foregoing and in place thereof, the Claims of the Holder of the Class 13A Claim (the “Class 13A Holder”) shall be allowed and treated as follows:

1.             Allowance of Claim:  Subject to section 3, in full and final satisfaction of any and all Claims of the Class 13A Holder, including without limitation, those set forth in the Proofs of Claim filed by the Class 13A Holder and assigned number 7661 through 7678, inclusive, on the register maintained by the Debtors’ claims agent, the Class 13A Holder shall be deemed to have the following Allowed Claims:

(a)           Bond Claim:  An Allowed Claim (the “Bond Claim”) with respect to any exposure of the Class 13A Holder to the obligees under the bonds (individually, a “Bond” and, collectively, the “Bonds”) listed on Exhibit 13A-1(2) attached hereto, equal to the amount of the proceeds of Letter of Credit No. 3051853, issued by Bank of America, N.A., and drawn in full on December 29, 2009 (the “LC Proceeds”), held by the Class 13A Holder on the Effective Date, which LC Proceeds total $8,870,500 as of June 30, 2010.

(b)           Expense Claim:  Subject to subsection 2(c), an Allowed Claim for any amounts other than the Bond Claim due under any Agreement of Indemnity, any Bond, or any other bond or bonding agreement between the Class 13A Holder and the Debtors (collectively, the “Indemnity Agreements”), or otherwise under applicable law, including, without limitation, any premium, and any other reasonable liabilities, claims, demands, losses, damages, expenses, costs, and attorney’s fees and expenses, including without limitation, fees and disbursements of outside counsel to the extent payable under such Indemnity Agreements or such applicable law (collectively, the “Expense Claim” and, with the Bond Claim, the “Class 13A Allowed Claims”).

(2)  Exhibit 13A-1 is included in Exhibit “G” attached hereto.

2.             Treatment of Claim:  The Class 13A Allowed Claims shall be treated as follows:

(a)           Certain Defined Terms:

(i)            “Adjusted Amount” means, as to any Bond, the Amount of such Bond, as such amount may be reduced on by any decrease rider or other release of liability in form and substance reasonably satisfactory to the Class 13A Holder.  The Class 13A Holder agrees that the Bankruptcy Court shall have jurisdiction to hear and decide any dispute arising with respect to whether the Class 13A Holder has acted reasonably in regard to any such rider or release.

(ii)           “Amount” means, as to any Bond, the amount reflected on Exhibit 13A-2(3) as the “Original Bond Amount” of such Bond.

(iii)          “Bond Demand” means an outstanding demand by any person or entity under a Bond.

(iv)          “Bond Demand Amount,” as to any Bond Demand, shall mean the stated amount of such Bond Demand or, if no amount is stated, the Amount of the applicable Bond; provided, that if a Bond Demand in an unstated amount shall later be revised to include a stated amount, the Bond Demand Amount shall be adjusted accordingly, but in no event to an amount in excess of the Amount of the applicable Bond.

(v)           “Bond Exposure Period” means (1) as to any WCB Bond, the period concluding when the Adjusted Amount of such WCB Bond is $-0-, (2) as to any MSB Bond, the period concluding on the later of (A) six months after the Adjusted Amount of such MSB Bond has been reduced to $-0-, and (B) the resolution of any outstanding Bond Demand under such MSB Bond, and (3) as to any other Bond, the period concluding on the later of (A) the date reflected on Exhibit 13A-2 attached hereto as the date for release of any remaining LC Proceeds held with respect to such other Bond, and (B) the final resolution of any outstanding Bond Demand under such other Bond.

(3)  Exhibit 13A-2 is included in Exhibit “G” attached hereto.

(vi)          “LC Proceeds Release Date” shall mean each of June 30, 2010, September 30, 2010, October 30, 2010, June 30, 2011, October 30, 2011, and the last day of each calendar quarter thereafter until the Final Proceeds Release.

(vii)         “MLB Bonds,” “MPP Bonds,” “MSB Bonds,” and “WCB Bonds” shall mean the respective Bonds listed beneath such terms on Exhibit 13A-1.

(viii)        “Outstanding Bonds” means Bonds as to which the Bond Exposure Period has not yet expired.

(ix)           “Remaining Bond Exposure” shall mean, as of any LC Proceeds Release Date, the sum of the following as to Outstanding Bonds:

(1)           Outstanding MSB Bonds:  (A) 125% of the Amount of any such MSB Bond with an Adjusted Amount greater than $-0-; (B) the Retained Amount of any such MSB Bond with an Adjusted Amount equal to $-0- that is subject to a Bond Demand, and (C) 25% of the Amount of any such MSB Bond with an Adjusted Amount equal to $-0- that is not subject to a Bond Demand.  No MSB Bond shall fall into more than one of the foregoing categories at any one time, and the Remaining Bond Exposure as to any MSB Bond shall be determined using only the category into which such MSB Bond falls at the time of calculation, and shall not be an aggregate of all potential categories.

(2)           Outstanding WCB Bonds:  100% of the Amount of any such WCB Bond;

(3)           Outstanding MPP Bonds:  100% of the Amount of any such MPP Bond; and

(4)           Outstanding MLB Bonds:  (A) the Retained Amount of any such MLB Bond that is subject to a Bond Demand, and (B) 50% of the Amount of any such MLB Bond that is not subject to a Bond Demand.  No MLB Bond shall fall into more than one of the foregoing categories at any one time, and the Remaining Bond Exposure as to any MLB Bond shall be determined using only the category into which such MLB Bond falls at the time of calculation, and shall not be an aggregate of all potential categories.

(x)            “Retained Amount” means:

(1)           As to any MSB Bond, the lesser of (A) the Amount of such MSB Bond, and (B) the aggregate Bond Demand Amounts of the outstanding Bond Demands with respect to such MSB Bond, but in no event less than 25% of the Amount of such MSB Bond prior to expiration of the Tail Period for such MSB Bond; and

(2)           As to any MLB Bond, the lesser of (A) the Amount of such MLB Bond, and (B) the aggregate Bond Demand Amounts of the outstanding Bond Demands with respect to such MLB Bond, but in no event less than 50% of the Amount of such MLB Bond prior to expiration of the Tail Period for such MLB Bond.

(xi)           “Tail Period” means:

(1)           As to any MSB Bond, the period ending six months after the Adjusted Amount of such MSB Bond has been reduced to $-0-; and

(2)           As to any MLB Bond, the period ending on the date reflected for such MLB Bond on Exhibit 13A-3(4) attached hereto.

(b)           Application and Release of LC Proceeds:

(i)            Subject to subsections 2(b)(ii) and 2(c), the Class 13A Holder shall be entitled to hold the LC Proceeds as collateral for the Class 13A Allowed Claims, and may apply such proceeds from time to time to such claims as and when they shall become due and payable in accordance with the terms of the Indemnity Agreements as modified by the treatment of the Class 13A Allowed Claims set forth herein.  The Class 13A Holder may apply the LC Proceeds held by such holder to any portion of the Class 13A Allowed Claims notwithstanding, and without regard to, the allocation of such proceeds for purposes of calculating Remaining Bond Exposure.

(ii)           Notwithstanding the foregoing, the Class 13A Holder, on each LC Proceeds Release Date, shall release to the Debtors or to such other party as shall be entitled thereto, such LC Proceeds then held by the Class 13A Holder as are in excess of:

(1)           the Remaining Bond Exposure; plus

(2)           any accrued but unpaid portion of the Expense Claim, notice of which is or has been given in accordance with subsection 2(c); plus

(4)  Exhibit 13A-3 is included in Exhibit “G” attached hereto.

(3)           $500,000.

(iii)          On any LC Proceeds Release Date as to which there are any outstanding Bond Demands, the Class 13A Holder shall provide to the Debtors or the Liquidating Trustee, as applicable, such documentation as has been provided by the parties making such demands to the Class 13A Holder.

(iv)          At such time as the Remaining Bond Exposure is $-0-, and the Expense Claim has been paid in full or otherwise resolved in accordance with subsection 2(c), the Class 13A Holder shall promptly release all remaining LC Proceeds, if any, to the Liquidating Trustee (the “Final Proceeds Release”).

(v)           For illustrative purposes only, it is anticipated that LC Proceeds in the respective amounts reflected on the LC Proceeds Release Schedule attached hereto as Exhibit 13A-2 will be released in accordance with subsection 2(b)(ii) on the respective LC Proceeds Release Dates reflected thereon.  Such schedule assumes the expiration of Bond Exposure Periods within certain timeframes, and no assertion of Bond Demands under any of the Bonds.  Changes in such timeframes, or Bond Demands under any of the Bonds, could materially alter the timing and amount of the release of LC Proceeds.

(c)           Payment of Expense Claim: Prior to application of LC Proceeds to any amount of the Expense Claim other than premiums, as to which this subsection shall not apply, the Class 13A Holder shall provide to the Liquidating Trustee, as applicable, (i) an itemized statement of such amount (the “Statement Amount”) containing reasonable detail (an “Expense Claim Statement”), and (ii) such other information, material, or evidence supporting the Statement Amount as is reasonably requested by the Liquidating Trustee.  Unless an Expense Claim Statement has been objected to by the Liquidating Trustee within 15 days of receipt thereof (an “Expense Objection”), the Class 13A Holder may indefeasibly apply LC Proceeds to the full Statement Amount reflected therein.  If the Liquidating Trustee files an Expense Objection in response to any Expense Claim Statement, such objection must identify the specific portion of the Statement Amount reflected in such statement to which the Liquidating Trustee objects (the “Objected Amount”), and the nature of the Liquidating Trustee’s objection.  The Class 13A Holder may apply LC Proceeds to the indefeasible payment of any portion of a Statement Amount that is not an Objected Amount, notwithstanding the assertion of an Expense Objection.  As to any Objected Amount, the Class 13A Holder may only apply LC Proceeds thereto upon either (i) the entry of a Final Order of the Bankruptcy Court approving payment of such Objected Amount or (ii) an agreement in writing between the Class 13A Holder and the Liquidating Trustee as to the payment of such Objected Amount.

3.             Non-Recourse Nature of Allowed Claims:     Notwithstanding anything herein or in the Indemnity Agreements to the contrary, the Class 13A Allowed Claims as set forth herein are non-recourse to the Debtors and the Estate, and are payable only out of the LC Proceeds.  Without limiting the generality of the foregoing, no reserves need to be established, and no distribution from Estate assets (other than the LC Proceeds) need to be made, in respect of the Class 13A Allowed Claims.

4.             Interest on the LC Proceeds:            Using the Class 13A Holder’s standard collateral account agreement with such revisions as shall be necessary to conform such agreement to the provisions hereof, the Class 13A Holder shall deposit the LC Proceeds into an interest bearing account, and shall remit to the Debtors or to such other party as shall be entitled thereto, on each LC Proceeds Release Date and on the date of the Final Proceeds Release, interest accrued on such account since the immediately preceding LC Proceeds Release Date, net of any fees or expenses that may have accrued or been charged with respect to such account during such period.

Class 13A is Impaired and entitled to vote on the Plan.

(b)           Class 13B:  Old Republic Insurance Co.

Old Republic Insurance Company (“Old Republic”) provided excess workers’ compensation policies to the Debtors in Pennsylvania, Florida and Georgia, which policies were reinsured by Gibraltar.   The reimbursement obligations of the Debtors and Gibraltar to Old Republic were secured by LC No. 3040444 in the amount of $1.08 million.  On November 27, 2009, Old Republic drew on LC No. 3040444 and it now holds $1.08 million in Cash.(5)

(5)  Old Republic also issued general liability and automobile liability policies to the Debtors, under which there are no open claims.

(c)           Class 13C:  National Union Fire Insurance Company of Pittsburgh, PA, et al.

The Debtors’ workers’ compensation liability in the states of Arizona, Idaho, Tennessee, Virginia, Florida, Maryland and Kentucky from April 1, 2003 to the present was covered by National Union Fire Insurance Company of Pittsburgh, PA, American Home Assurance Company, American International Specialty Lines Insurance Company of the State of Pennsylvania, Commerce and Industry Insurance Company, AIU Insurance Company, Birmingham Fire Insurance Company of the State of Pennsylvania, Illinois National Insurance Company, American International South Insurance Company, National Union Fire Insurance Company of Louisiana, American International Pacific Insurance Company, Granit State Insurance Company, New Hampshire Insurance Company, Lexington Insurance Company, Landmark Insurance Company, Starr Excess Liability Insurance Company Ltd. (“National Union”).  The Debtors’ reimbursement obligations to National Union are secured by LC No. 3056166 in the amount of $4,302,210, which expired on March 31, 2010.

(d)           Class 13D: Fidelity and Deposit Company of Maryland

Fidelity and Deposit Company of Maryland (“Fidelity”) issued a surety bond with respect to the Debtors’ contract to supply manufactured housing to the U.S. Department of Defense for Fort Sill.  The Surety Bond is secured by LC No. 3092431 in the amount of $3,017,440, which was drawn down in the full amount on March 4, 2010.  Morgan Buildings and Spas, Inc. (“Morgan Spa”) has made claims against the Debtors, which the Debtors deny, and which are now being litigated in Texas along with the Debtors’ claims against Morgan Spa.  If Morgan Spa prevails, it will be entitled to payment under the surety bond and Fidelity will then be entitled to indemnification from the proceeds of LC No. 3092431.

(e)           Class 13E:  North Carolina Self-Insurance Security Association

The claims of the Holder of the Class 13E Claim (the “Class 13E Holder”) shall be treated as follows:

Upon a Claim in Class 13E becoming an Allowed Claim, the Holder of a Class 13E Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the

Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii) accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Class 13E is Impaired and entitled to vote on the Plan.

(f)            Class 13F:  Georgia Self-Insurers Guaranty Trust Fund

The claims of the Holder of the Class 13F Claim (the “Class 13F Holder”) shall be treated as follows:

Upon a Claim in Class 13F becoming an Allowed Claim, the Holder of a Class 13F Claim shall be permitted to either: (i) to the extent the Allowed Claim is less than the amount of the Collateral held by Holder, retain the Collateral up to the amount of such Allowed Claim and any excess shall be returned to the Liquidating Trustee; (ii) to the extent the Allowed Claim exceeds the amount of the Collateral held by Holder, retain the Collateral and the amount by which the Allowed Claim exceeds the amount of the Collateral shall be treated as a General Unsecured Claim in Class 6; or (iii) accept such other treatment as to which such Holder and the Debtors and/or Liquidating Trustee shall have agreed upon in writing.

Class 13F is Impaired and entitled to vote on the Plan.

(g)           Class 13G: Lumbermen’s Underwriting Alliance

Lumbermen’s Underwriting Alliance (“LUA”) insured the workers’ compensation liability of the Debtors in the states of Arizona, Idaho, Tennessee, Virginia, Texas, Florida, Maryland and Kentucky between November 1, 1981 and February 1, 1999.  The Debtors’ liability to LUA was secured by LC No. 3040443 in the amount of $100,000 which LUA drew on or about December 4, 2009.  LUA was also holding cash deposits of $86,774.

Class 13G is Impaired and entitled to vote on the Plan.

14.          Class 14:  Intercompany Claims

In connection with, to the extent of and as a result of, the substantive consolidation of the Debtors’ Estates and the Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the Bankruptcy Court, but subject to the occurrence of the Effective Date, all Intercompany Claims by and between the Debtors shall be deemed eliminated, cancelled and/or extinguished and the Holders of Class 14 Claims shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Claims.  Class 14 is deemed to have rejected the Plan and, therefore, Holders of Class 14 Claims are not entitled to vote to accept or reject the Plan.

15.          Class 15:  Equity Interests

On the Effective Date, all Equity Interests in the Debtors shall be cancelled and each Holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Equity Interests.  Class 15 is deemed to have rejected the Plan and, therefore, Holders of Equity Interests are not entitled to vote to accept or reject the Plan.

V.

ACCEPTANCE OR REJECTION OF THE PLAN BY CLAIM HOLDERS

A.                                    Impaired Classes of Claims Entitled to Vote

Holders of Claims and Equity Interests in Impaired Classes who receive or retain property on account of their Claims or Interests and who are entitled to vote under the Solicitation Procedures Order will be solicited for acceptance or rejection of the Plan.

B.                                    Acceptance by an Impaired Class

In accordance with Bankruptcy Code section 1126(c) and except as provided in Bankruptcy Code section 1126(e), an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims of such Class that are entitled to vote and have timely and properly voted to accept or reject the Plan.

C.                                    Presumed Acceptances by Unimpaired Classes

Classes 1, 4, 13B, 13C, and 13D are Unimpaired by the Plan.  Under Bankruptcy Code section 1126(f), such Claimholders are conclusively presumed to accept the Plan, and the votes of such Claimholders will not be solicited.

D.                                    Classes Deemed to Reject Plan

Claimholders in Class 14 and Equity Interest Holders in Class 15 are not entitled to receive or retain any property under the Plan.  Under Bankruptcy Code section 1126(g), Holders of Claims in Class 14 and Holders of Equity Interests in Class 15 are deemed to reject the Plan, and the votes of such Claimholders or Equity Interest Holders will not be solicited.

E.                                      Summary of Classes Voting on the Plan

The votes of Holders of Claims in Classes 2, 3, 5, 6, 7, 8, 9, 10, 11, 13A, 13E, 13F and 13G whose Claims are not the subject of an objection and whose Claims are not listed in the Debtors’ Schedules as contingent, unliquidated, or disputed, will be temporarily allowed for voting purposes as set forth in the Solicitation Procedures Order and will be solicited with respect to the Plan.

F.                                      Confirmation Pursuant to Bankruptcy Code Section 1129(b)

To the extent necessary, the Plan Proponents will seek confirmation of the Plan from the Bankruptcy Court by employing the “cramdown” procedures set forth in section 1129(b) of the Bankruptcy Code.  Subject to the reasonable approval of Whippoorwill with respect to provisions that impact its rights under the Plan, the Plan Proponents reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Exhibit or schedule, including to amend or modify the Plan or such Exhibits or schedules to satisfy the requirements of Bankruptcy Code section 1129(b), if necessary.

VI.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    Substantive Consolidation of Debtors’ Estates

The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors’ Estates.  On the Effective Date, (i) all Intercompany Claims by, between and among the Debtors shall be eliminated, (ii) all assets and liabilities of the Debtors shall be merged or treated as if they were merged with the assets and liabilities of the Debtors, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of the Debtors, (iv) the Equity Interests shall be cancelled, and (v) each Claim filed or to be filed against any Debtor shall be deemed filed as a single Claim against and a single obligation of the Debtors.  On the Effective Date, in accordance with the terms of the Plan, and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.  The foregoing (x) shall not affect the rights of any Holder of a Miscellaneous Secured Claim with respect to the Collateral securing its Claim, or the terms and implementation of any settlement, and the rights and obligations of the parties thereto, entered into in connection with the confirmation of the Plan and (y) shall not, and shall not be deemed to, prejudice the Causes of Action and the Avoidance Actions (subject to the releases set forth in Article XI of the Plan), which shall survive entry of the Confirmation Order for the benefit of the Debtors and their Estates, as if there had been no substantive consolidation.

The Plan and Disclosure Statement, jointly, shall serve as, and shall be deemed to be, a motion for entry of an order under Bankruptcy Rule 9019 and the substantive consolidation of the Debtors’ Chapter 11 Cases.  If no objection to the Plan is timely filed and served by any Holder of an Impaired Claim affected by the Plan as provided herein on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Confirmation Order will serve as the Order approving substantive consolidation pursuant to the terms of this Plan.  If any such objections are timely filed and served, a hearing with respect to the Plan and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

B.                                    Corporate Action

1.             Resignation of Directors and Officers

Upon the Effective Date, the members of the board of directors or managers, as the case may be, of each of the Debtors shall be deemed to have resigned.

2.             Dissolution of the Debtors

On the Effective Date, each of the Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith.

As soon as practicable after the transfer of Assets to the Liquidating Trust, the Liquidating Trustee shall provide for the retention and storage of the books, records and files that shall have been delivered to the Liquidating Trust until such time as all such books, records and files are no longer required to be retained under applicable law, and file a certificate informing the Bankruptcy Court of the location at which such books, records, and files are being stored.

The Professionals employed by the Debtors shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities, including the preparation, filing, and prosecution of Final Fee Applications, upon the submission of invoices to the Liquidating Trust, but if at the time of such distribution, there are insufficient funds to make payment in full, then such fees shall be paid Pro Rata with other Professionals to be paid at such time under this Plan and the other professional payments contemplated under this Plan and the payment of fees and costs to DB and Whippoorwill.  Any time or expenses incurred in the preparation, filing, and prosecution of Final Fee Applications shall be disclosed by each Professional in its Final Fee Application and shall be subject to approval of the Bankruptcy Court.

3.             Surrender and Cancellation of Existing Securities and Agreements

(a)           Except as otherwise provided in the Plan, and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, the Equity Interests and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Equity Interests, and all options, warrants, calls, rights, puts, awards and commitments shall be deemed cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under the notes, share certificates, and other agreements and instruments governing such Claims and Equity Interests shall be released; provided, however, that certain instruments, documents, and credit agreements related to Claims shall continue in effect solely for the purposes of allowing the agents to make distributions to the beneficial holders and lenders thereunder.  The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

(b)           On or after the Effective Date, the Liquidating Trustee shall amend the corporate charter of any Debtor-controlled entity transferred to the Trust to reduce the number of outstanding shares to the statutory minimum and shall cause one (1) share of stock to be issued to the Liquidating Trust.

(c)           Distributions made by the Liquidating Trustee on account of the 5% Notes Claims or the 14% Notes Claims shall be made to Law Debenture or DB, respectively.  The Liquidating Trustee and the Liquidating Trust’s obligations to make distributions under the Plan to Holders of Class 5 Claims on account of the 14% Notes Claims and Class 8 Claims on account of the 5% Notes Claims shall be deemed satisfied and completed upon remittance of distributions to Law Debenture or DB, respectively, and the Liquidating Trustee and the Liquidating Trust, including its professionals, shall not have any further responsibility, liability, or obligations to Holders of Claims in Class 5 or Class 8 under the Plan on account of a particular distribution to Law Debenture or DB.   Law Debenture receiving a distribution hereunder shall distribute such property in accordance with the 5% Indenture and the policies and procedures of DTC and DB receiving a distribution hereunder shall distribute such property in accordance with the 14% Indenture and the policies and procedures of the DTC.  Law Debenture and DB shall not be required to give any bond, surety, or other security for the performance of their duties with respect to the administration and implementation of distributions, but agree to be bound by the jurisdiction of the Bankruptcy Court with respect to any issues that may arise out of the administration or implementation of distributions.  Notwithstanding anything to the contrary in this Plan, the following provisions shall apply to the treatment of the 5% Indenture, the 14% Indenture, the 5% Notes Certificates, and the 14% Notes Certificates:

(1)           The Holders of 5% Notes shall surrender the 5% Notes Certificates to Law Debenture prior to the first anniversary of the Effective Date.  The Holders of 14% Notes shall surrender the 14% Notes Certificates to DB prior to the first anniversary of the Effective Date.

(2)           Any Holder of the 5% Notes or the 14% Notes with respect to which its underlying 5% Notes Certificates or 14% Notes Certificates, as applicable, have been lost, stolen, mutilated, or destroyed must, in lieu of surrendering such certificates, deliver to Law Debenture or DB, as applicable: (i) evidence satisfactory of the loss, theft, mutilation, or destruction; and (ii) such security or indemnity as may be required by either the 5% Indenture or the 14% Indenture, as applicable, to hold the indenture trustee harmless from any damages, liabilities, or costs incurred in treating such person or entity as a holder of the 5% Notes Certificates or the 14% Notes Certificates, as applicable.  Upon compliance with this provision, such holder will, for all purposes under this Plan, be deemed to have surrendered its applicable 5% Notes Certificates or 14% Notes Certificates, as applicable.

(3)           Law Debenture and DB shall not make any distribution to the Holder of a 5% Notes Claim or a 14% Notes Claim unless and until such holder surrenders its 5% Notes Certificates or 14% Notes Certificates, as applicable, or the unavailability of such certificates is established to the reasonable satisfaction of Law Debenture or DB, as applicable.

(4)           Any holder of 5% Notes Certificates or 14% Notes Certificates who fails to surrender or cause the surrender of its 5% Notes Certificates or 14% Notes Certificates, as applicable, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to either Law Debenture or DB, as applicable, prior to the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims in respect of such certificates and shall not participate in any distribution under this Plan, and all property in respect of such forfeited distribution shall be subject to redistribution by Law Debenture or DB to all other holders of Claims under the 5% indenture or the 14% Indenture, as applicable, who have duly surrendered or caused the surrender of their certificates or reasonably established the unavailability thereof.

(5)           Notwithstanding the foregoing, if the record holder of the 5% Notes or the 14% Notes is DTC or its nominee or such other securities depository or custodian thereof, or if the

5% Notes or the 14% Notes are held in book-entry or electronic form pursuant to a global security held by DTC, then the beneficial holder of such 5% Notes or 14% Notes shall be deemed to have surrendered such holder’s Notes Certificates upon surrender of such global security by DTC or such other securities depository or custodian thereof to either Law Debenture or DB, as applicable.

(6)           Unless otherwise provided for herein, on the Effective Date, the 5% Indenture, the 14% Indenture, all 5% Notes Certificates, all 14% Notes Certificates, and all instruments or other documents evidencing, giving rise to, or governing any 5% Notes Claim or 14% Notes Claim shall be deemed cancelled and shall represent only the right, subject to the other terms and conditions described in this Plan, to participate in the distributions contemplated by this Plan.

(7)           Notwithstanding the foregoing and anything else contained in this Plan, the 5% Indenture and the 14% Indenture shall each be deemed to be cancelled on the Effective Date and Law Debenture and DB discharged of their obligations under the 5% Indenture and 14% Indenture, respectively; provided, however, the 5% Indenture and the 14% Indenture shall each continue in effect solely for the purposes of (i) allowing distributions to be made under this Plan pursuant to the Indentures and the Indenture Trustees to perform such other necessary functions with respect thereto and to have the benefit of all the protections and other provisions of the 5% Indenture or the 14% Indenture in doing so; (ii) permitting Law Debenture and DB to maintain or assert any Charging Lien they may have with respect to distributions pursuant to the terms of this Plan; (iii) permitting Law Debenture and DB to assert any right to indemnification, contribution, or other Claim they may have under the 5% Indenture or the 14% Indenture; and (iv) permitting Law Debenture and DB to exercise their respective rights and obligations relating to the interests of the holders of 5% Notes Claims and 14% Notes Claims and their relationship with the holders of the 5% Notes Claims or the 14% Notes Claims pursuant to the 5% Indenture or the 14% Indenture, including all rights they may have to appear and be heard in these bankruptcy cases and any appeals.

(8)           Any and all distributions on account of the 5% Notes Claims and the 14% Notes Claims shall be subject to the right of Law Debenture and DB, respectively, to exercise their Charging Liens for any unpaid fees and expenses.  The Liquidating Trustee and all other persons and entities involved in the making of any distributions or disbursements under this Plan (1) are deemed to have recognized the validity of Law Debenture’s Charging Lien and DB’s Charging Lien and (2) are prohibited from undertaking any act or omission in contravention either Law Debenture’s Charging Lien or DB’s Charging Lien.

(9)           Any and all distributions on account of the 14% Notes Claims shall be made through DB or upon DB’s written confirmation that all of the DB Fees and expenses have been paid.  Any and all distributions on account of the 5% Notes Claims shall be made through Law Debenture or upon Law Debenture’s written confirmation that all of Law Debenture’s fees and expenses have been paid.

(10)         The exercise by Law Debenture or DB of a Charging Lien against a distribution to recover payment of any unpaid fees and expenses shall not subject either Law Debenture or DB to the jurisdiction of the Bankruptcy Court with respect to either the exercise of the Charging Lien or the fees and costs recovered thereby.

(11)         Notwithstanding any of the foregoing, nothing herein shall be deemed to impair, waive, or extinguish any rights of Law Debenture under the 5% Indenture or DB under the 14% Indenture with respect to their respective Charging Liens.

(12)         DB shall be compensated for all of its services and reimbursed for all of its disbursements related to its role as the Indenture Trustee under the 14% Indenture and for making distributions pursuant to the Plan (and for all related fees and expenses of any counsel or professional engaged by DB with respect to the foregoing).  Such compensation and reimbursement to DB shall be made without the need for filing any application or request with, or approval by, the Bankruptcy Court.

(13)         Subject to the full payment of all fees and expenses of DB and the establishment of a reserve by DB with respect to any anticipated future fees and expenses of DB (including fees and expenses of counsel and other professionals), all Charging Liens of DB in any distributions shall be released and discharged.

(14)         As of the close of business on the Distribution Record Date, the transfer register for the 14% Notes will be closed.  DB will be entitled for all purposes in the Plan and the 14% Indenture to recognize and make distributions only to those holders who are holders of 14%

Notes as of the close of business on the Distribution Record Date.  Distributions on account of the 14% Notes Claims by DB to the record holders of the 14% Notes will not be made as of the Distribution Record Date but rather will be accomplished in accordance with the 14% Indenture and the policies and procedures of DTC.

(15)         As of the close of business on the Distribution Record Date, the transfer register for the 5% Notes will be closed.  The Law Debenture will be entitled for all purposes in the Plan and the 5% Indenture to recognize and make distributions only to those holders who are holders of 5% Notes as of the close of business on the Distribution Record Date.  Distributions on account of the 5% Notes Claims by the Law Debenture to the record holders of the 5% Notes will not be made as of the Distribution Record Date but rather will be accomplished in accordance with the 5% Indenture and the policies and procedures of DTC.

At the sole option of BNYM, any and all of the above provisions of this section shall be made applicable to the 6% Indenture, the 6% Notes, and the Holders of 6% Notes.

4.             No Further Action

Each of the matters provided for under the Plan involving the corporate or limited liability company structure of the Debtors or corporate or limited liability company action to be taken by or required of the Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by any Person, including but not limited to, the Liquidating Trust, the Liquidating Trustee, Holders of Claims or Equity Interests against or in the Debtors, or directors or officers of the Debtors.

C.                                    Sources for Plan Distribution

All Cash necessary for the Liquidating Trustee to make payments of Cash pursuant to the Plan shall be obtained from the following sources:  (a) the Debtors’ Cash on hand, which shall be deemed vested in the Liquidating Trust on the Effective Date, (b) Cash received in liquidation of the Assets of the Debtors, and (c) proceeds of the Causes of Action.

D.                                    Payment of Claims

The Liquidating Trust shall not pay any amounts on account of Allowed Unsecured Claims, or Convenience Claims unless and until all Allowed Administrative Claims, Priority Claims and Secured Claims have been paid in full or funds sufficient to satisfy all Allowed Administrative Claims, Priority Claims and Secured Claims have been placed in a segregated reserve.

E.                                      KEIP Payments

The Liquidating Trustee or the Debtors shall be permitted to pay to the KEIP Employees the KEIP Payments up to the maximum incentive payment set forth in the KEIP Order and Modified and Amended KEIP Plan Order.

F.                                      Liquidating Trust

1.             Establishment of the Liquidating Trust

The Liquidating Trust shall be established and shall become effective on the Effective Date.  All Distributions to the Holders of Allowed Claims shall be from the Liquidating Trust.  The Liquidating Trust shall hold and administer the Assets of the Debtors, including but not limited to the Causes of Action for liquidation and distribution in accordance with the Plan unless otherwise settled or released by Order of the Bankruptcy Court prior to the Effective Date, and the Net Proceeds thereof (collectively, the “Liquidating Trust Assets”).

2.             Trust Distributions

The Liquidating Trustee shall liquidate all Assets of the Debtors and the Estates (including, without limitation, all Causes of Action) and distribute the Net Proceeds of such liquidation from the Liquidating Trust in accordance with this Plan and the Liquidating Trust Agreement.

3.             Duration of Trust

The Liquidating Trust shall have an initial term of five (5) years; provided, however, that, if warranted by the facts and circumstances, and subject to the approval of the Bankruptcy Court with jurisdiction over the case, upon a finding that an extension of the term of the Liquidating Trust is necessary to accomplish the liquidating purpose of the Trust, the Liquidating Trust’s terms may be extended for a finite term based on facts and circumstances.  Each extension of the term of the Liquidating Trust must be approved by the Court.  The Liquidating Trust may be terminated earlier than its scheduled termination if (a) the Bankruptcy Court has entered a Final Order closing the Chapter 11 Cases pursuant to Bankruptcy Code section 350(a) and (b) the Liquidating Trustee has administered all assets of the Liquidating Trust and performed all other duties required by the Plan and the Liquidating Trust Agreement.  As soon as practicable after the Final Trust Distribution Date, the Liquidating Trustee shall seek entry of a Final Order closing the Chapter 11 Cases pursuant to Bankruptcy Code section 350.

4.             Liquidation of Causes of Action

Notwithstanding any other term or provision of the Plan, the Debtors shall have, prior to the Effective Date, and the Liquidating Trustee shall have, on and after the Effective Date, sole authority and responsibility for investigating, analyzing, commencing, prosecuting, litigating, compromising, collecting, and otherwise administering the Causes of Action pursuant to the terms of the Plan and Liquidating Trust Agreement.  Further, the Liquidation Trust Oversight Committee shall set thresholds for approval with respect to the initiation of prosecution of any Avoidance Actions in its sole discretion.

5.             Liquidating Trustee

(a)           Appointment

The appointment of the Liquidating Trustee shall be effective as of the Effective Date, although the Liquidating Trustee shall be entitled to payment of reasonable fees and expenses incurred prior to the Effective Date as approved by the Bankruptcy Court in the Confirmation Order.  Successor Liquidating Trustee(s) shall be appointed as set forth in the Liquidating Trust Agreement.

(b)           Term

Unless the Liquidating Trustee resigns or dies earlier, the Liquidating Trustee’s term shall expire upon termination of the Liquidating Trust pursuant to the Plan and/or the Liquidating Trust Agreement.

(c)           Powers and Duties

The Liquidating Trustee shall have the rights and powers set forth in the Liquidating Trust Agreement including, but not limited to, the powers of a debtor-in-possession under

Bankruptcy Code sections 1107 and 1108.  The Liquidating Trustee shall be governed in all things by the terms of the Liquidating Trust Agreement and the Plan.  The Liquidating Trustee shall administer the Liquidating Trust, and its assets, and make Distributions from the proceeds of the Liquidating Trust in accordance with the Plan.  In addition, the Liquidating Trustee shall, in accordance with the terms of the Plan, take all actions necessary to wind down the affairs of the Debtors consistent with the Plan and applicable non-bankruptcy law.  Without limitation, the Liquidating Trustee shall file final federal, state, foreign and, to the extent applicable, local, tax returns.  Subject to the terms of the Liquidating Trust Agreement, which includes, among other things, limitations on the Liquidating Trustee’s discretion to take certain action without approval of the Liquidating Trust Oversight Committee or, in some circumstances, the Bankruptcy Court, the Liquidating Trustee shall be authorized, empowered and directed to take all actions necessary to comply with the Plan and exercise and fulfill the duties and obligations arising thereunder, including, without limitation, to:

(1)           object to the allowance of Claims pursuant to the terms of the Plan;

(2)           open, maintain and administer bank accounts as necessary to discharge the duties of the Liquidating Trustee under the Plan and the Liquidating Trust Agreement;

(3)           pay reasonable and necessary professional fees, costs, and expenses as set forth in the Plan;

(4)           investigate, analyze, commence, prosecute, litigate, compromise, and otherwise administer the Causes of Action and all related Liens for the benefit of the Liquidating Trust and its beneficiaries, as set forth in the Plan, and take all other necessary and appropriate steps to collect, recover, settle, liquidate, or otherwise reduce to Cash the Causes of Action, including all receivables, and to negotiate and effect settlements and lien releases with respect to all related Claims and all related Liens;

(5)           administer, sell, liquidate, or otherwise dispose of all Collateral and all other Assets of the Estates in accordance with the terms of the Plan and the Liquidating Trust Agreement;

(6)           represent the Estates before the Bankruptcy Court and other courts of competent jurisdiction with respect to matters concerning the Liquidating Trust;

(7)           seek the examination of any entity under and subject to the provisions of Bankruptcy Rule 2004;

(8)           report to the Liquidating Trust Oversight Committee and provide it with reasonable access to information regarding the Liquidating Trust;

(9)           comply with applicable orders of the Bankruptcy Court and any other court of competent jurisdiction over the matters set forth herein;

(10)         comply with all applicable laws and regulations concerning the matters set forth herein;

(11)         exercise such other powers as may be vested in the Liquidating Trust pursuant to the Liquidating Trust Agreement, the Plan, or other Final Orders of the Bankruptcy Court;

(12)         execute any documents, instruments, contracts, and agreements necessary and appropriate to carry out the powers and duties of the Liquidating Trust; and

(13)         stand in the shoes of the Debtors for all purposes.

(d)           Fees and Expenses

Except as otherwise provided in the Plan, compensation of the Liquidating Trustee and the costs and expenses of the Liquidating Trustee and the Liquidating Trust (including, without limitation, professional fees and expenses) shall be paid from the Liquidating Trust.  The Liquidating

Trustee shall pay, without further order, notice, or application to the Bankruptcy Court, the reasonable fees and expenses of the Liquidating Trust Professionals, as necessary to discharge the Liquidating Trustee’s duties under the Plan and the Liquidating Trust Agreement.  Payments to the Liquidating Trustee, or to the Liquidating Trust Professionals, shall not require notice to any party, or an order of the Bankruptcy Court approving such payments; provided, however, that the Liquidating Trustee shall be entitled to payment of reasonable fees and expenses incurred prior to the Effective Date in an amount to be agreed to by the Plan Proponents and approved by the Bankruptcy Court in the Confirmation Order.  After the Effective Date, the Liquidating Trustee shall be entitled to payment at a rate of $25,000 for the first six months, $20,000 for the next twelve months, and $10,000 per month thereafter.

(e)                                  Retention of Professionals and Compensation Procedure

On and after the Effective Date, subject to the terms of the Liquidating Trust Agreement, the Liquidating Trustee may engage such professionals and experts as may be deemed necessary and appropriate by the Liquidating Trustee to assist the Liquidating Trustee in carrying out the provisions of the Plan and the Liquidating Trust Agreement, including, but not limited to, professionals retained prior to the Effective Date by either the Debtors or the Creditors’ Committee.  Prior to hiring a professional financial advisory firm who shall be selected by the Liquidating Trustee in its sole discretion, the Liquidating Trustee shall consult Whippoorwill who shall have an opportunity to express its views on the professional financial advisory firm.  Subject to the terms of the Liquidating Trust Agreement, for services performed from and after the Effective Date, Liquidating Trust Professionals shall receive compensation and reimbursement of expenses in a manner to be determined reasonably by the Liquidating Trustee.

(f)                                    Liquidating Trustee as Successor

Pursuant to Bankruptcy Code section 1123(b), the Liquidating Trustee shall be the successor to the Debtors for all purposes.

(g)                                 Compromising Claims

Pursuant to the Plan and the Liquidating Trust Agreement, as of the Effective Date, the Liquidating Trustee is authorized to approve compromises of the Causes of Action and all

Claims, Disputed Claims, and Liens and to execute necessary documents, including Lien releases and stipulations of settlement or release, without notice to any party and without further order of the Bankruptcy Court, except as otherwise provided in the Liquidating Trust Agreement and pursuant to the threshold amounts for approval as may be set by the Liquidation Trust Oversight Committee.

(h)                                 Investment Powers

The powers of the Liquidating Trustee to invest any Cash that is held by the Liquidating Trust, other than those powers reasonably necessary to maintain the value of the assets and to further the Liquidating Trust’s liquidating purposes, shall be limited to powers to invest in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as treasury bills.  The Liquidating Trustee is prohibited from continuing or engaging in the conduct of a trade or business, except to the extent reasonably necessary to and consistent with the liquidating purpose of the Liquidating Trust.

(i)                                     Distributions

The Liquidating Trustee is required to distribute at least annually to beneficiary Claimholders qualifying for Distributions from the Liquidating Trust under the Plan the Liquidating Trust’s net income and all net proceeds from the sale of assets by the Liquidating Trust, except that the Liquidating Trust may retain an amount of Net Proceeds or net income reasonably necessary to maintain the value of its assets or to meet Claims and contingent liabilities (including Disputed Claims).  The Liquidating Trustee shall make continuing efforts to dispose of the Liquidating Trust’s Assets, make timely Distributions, and not unduly prolong the duration of the Liquidating Trust.

(j)                                     Vesting of Assets

On the Effective Date, all of the Liquidating Trust Assets shall automatically vest in the Liquidating Trust free and clear of all Liens, Claims, encumbrances, and other interests and shall thereafter be administered, liquidated by sale, collection, recovery, or other disposition and distributed by the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement and the Plan without further action of the Debtors.

6.                                      Federal Income Taxation of Liquidating Trust

(a)                                  Treatment of Liquidating Trust and Asset Transfers

For federal income tax purposes, the Debtors, the Liquidating Trust, the Liquidating Trustee and the beneficiary Claimholders shall treat the Liquidating Trust as a liquidating trust within the meaning of Treasury Income Tax Regulation Section 301.7701-4(d) and IRS Revenue Procedure 94-45, 1994-2 C.B. 124.  For federal income tax purposes, the transfer of assets to the Liquidating Trust under the Plan is treated as a deemed transfer to the beneficiary Claimholders in satisfaction of their Claims followed by a deemed transfer of the assets by the beneficiary Claimholders to the Liquidating Trust.  For federal income tax purposes, the beneficiary Claimholders will be deemed to be the grantors and owners of the Liquidating Trust and their assets.  For federal income tax purposes, the Liquidating Trust will be taxed as a grantor trust within the meaning of IRC Sections 671-677 (a non-taxable pass-through tax entity) owned by the beneficiary Claimholders.  The Liquidating Trust will file federal income tax returns as a grantor trust under IRC Section 671 and Treasury Income Tax Regulation Section 1.671-4 and report, but not pay tax on the Liquidating Trust’s tax items of income, gain, loss deductions and credits (“Tax Items”).  The beneficiary Claimholders will report on their federal income tax returns and pay any federal income tax liability attributable to such Liquidating Trust’s Tax Items.  The Debtors, Liquidating Trust and the beneficiary Claimholders will use consistent valuations of the assets transferred to the Liquidating Trust for all federal income tax purposes, such valuations to be determined jointly by the Debtors and the Liquidating Trustee.

G.                                    No Revesting of Assets

The property of the Debtors’ Estates shall not be vested in the Debtors on or following the Effective Date, but shall be vested in the Liquidating Trust and continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of the Plan until such property is distributed to Holders of Allowed Claims in accordance with the provisions of the Plan, the Liquidating Trust Agreement, and the Confirmation Order.

H.                                    Accounts

The Liquidating Trustee shall (a) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account or reserve and (b)

create, fund, and withdraw funds from, as appropriate, any reserves or other accounts maintained or established by the Liquidating Trustee.

I.                                         Release of Liens

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, or other agreement created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens, or other security interests against the property of the Estates shall be released.

J.                                      Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code section 1146(a), any transfers from any of the Debtors to the Liquidating Trust or to any other Person pursuant to the Plan in the United States shall not be subject to any stamp tax or similar tax, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K.                                    Preservation of Causes of Action; Settlement of Causes of Action

1.                                      Preservation of Causes of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code or any corresponding provision of similar federal or state laws, on and after the Effective Date, (a) the Liquidating Trustee shall be deemed to be a representative of the Debtors as the party in interest in the Chapter 11 Cases and any adversary proceeding in the Chapter 11 Cases, under the Plan or in any judicial proceeding or appeal as to which any of the Debtors is a party and (b) the Liquidating Trustee shall retain all of the Causes of Action of the Debtors and their Estates, a nonexclusive list of which is set forth on Exhibit D, annexed hereto, and other similar claims arising under applicable state laws, including, without limitation, Avoidance Actions, if any, and all other causes of action of a trustee and debtor in possession under the Bankruptcy Code.  The Liquidating Trustee and/or the Liquidating Trust may, in accordance with the Liquidating Trust Agreement and the terms of this Plan, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Causes of Action.

The Plan Proponents have not concluded their investigation into all of the Causes of Action.  Accordingly, in considering the Plan, each party in interest should understand that any and all Causes of Action that may exist against such Person or entity may be pursued by the Liquidating Trust and/or the Liquidating Trustee, regardless of whether, or the manner in which, such Causes of Action are listed on Exhibit D to this Plan.  The failure of the Plan Proponents to list a claim, right, cause of action, suit or proceeding on Exhibit D shall not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit or proceeding.  The substantive consolidation of the Debtors and their Estates shall not, and shall not be deemed to, prejudice the Liquidating Trust with respect to any of the Causes of Action, which shall survive entry of the Confirmation Order for the benefit of the Debtors and their Estates, and, upon the Effective Date, for the benefit of the Liquidating Trust.

2.                                      Settlement of Causes of Action

Subject to the terms of the Liquidating Trust Agreement, at any time after the Confirmation Date but before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle some or all of the Causes of Action with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.  After the Effective Date, the Liquidating Trustee, in accordance with the terms of this Plan and the Liquidating Trust Agreement, will determine whether to bring, settle, release, compromise, enforce or abandon such rights (or decline to do any of the foregoing).

L.                                     Effectuating Documents; Further Transactions

Subject to the terms and conditions of the Plan, prior to the Effective Date, any appropriate officer of the applicable Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  Subject to the terms and conditions of the Plan and the Liquidating Trust Agreement, after the Effective Date, the Liquidating Trust shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                    Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement enforceable pursuant to the terms of the Plan, nothing shall affect the rights and defenses, both legal and equitable, of the Debtors and the Liquidating Trustee with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

B.                                    Allowed Claims

Except as set forth in Article VII.A above and in this Article VII.B, the Liquidating Trustee shall only make Distributions to Holders of Allowed Claims.  No Holder of a Disputed Claim will receive any Distribution on account thereof until (and then only to the extent that) its Disputed Claim becomes an Allowed Claim.  The Liquidating Trustee may, in its discretion, withhold Distributions otherwise due hereunder to any Claimholder until the Claims Objection Deadline, to enable a timely objection thereto to be filed.  Any Holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its Distribution in accordance with the terms and provisions of this Plan.

C.                                    Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date by the Liquidating Trustee.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of this Plan.  Notwithstanding any other provision of the Plan to the contrary, no Distribution shall be made on account of any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date pursuant to an order of the Bankruptcy Court; (ii) is listed in the Schedules as contingent, unliquidated, disputed or in a zero amount, and for which a Proof of Claim has not been timely filed; or (iii) is evidenced by a Proof of Claim that has been amended by a subsequently filed Proof of Claim that purports to amend the prior Proof of Claim.

D.                                    Liquidating Trustee as Disbursing Agent

The Liquidating Trustee shall make all Distributions required under this Plan, subject to the terms and provisions of this Plan and the Liquidating Trust Agreement.  The Liquidating Trustee shall be authorized and directed to rely upon the Debtors’ books and records and its representatives and professionals in determining Allowed Claims not entitled to Distribution under the Plan in accordance with the terms of the Plan.

E.                                      Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.                                      Delivery of Distributions in General

Distributions to Holders of Allowed Claims shall be made by the Liquidating Trustee (a) at the addresses set forth on the Proofs of Claim filed by such Holders, (b) at the addresses set forth in any written notices of address changes delivered to the Liquidating Trustee after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Liquidating Trustee has not received a written notice of a change of address, (d) at the addresses set forth in the other records of the Debtors or the Liquidating Trustee at the time of the Distribution or (e) in the case of the Holder of a Claim that is governed by an agreement and is administered by an agent or servicer, at the addresses contained in the official records of such agent or servicer.

Distributions shall be made from the Liquidating Trust in accordance with the terms of this Plan and the Liquidating Trust Agreement.

In making Distributions under the Plan, the Liquidating Trustee may rely upon the accuracy of the claims register maintained by the Claims Agent in the Chapter 11 Cases, as modified by any Final Order of the Bankruptcy Court disallowing Claims in whole or in part.

The Liquidating Trustee may require any Claimant to furnish to the Liquidating Trustee (a) its employer or taxpayer identification number as assigned by the IRS, and (b) such other records or documents necessary to satisfy the Liquidating Trustee’s tax reporting obligations (including, but not limited to, certificates of non-foreign status).  The Liquidating Trustee may condition the payment of any Distribution to any Claimant upon receipt of such identification number and requested documents.  If the Liquidating Trustee, after contacting the Claimant on two separate occasions, does not receive the requested employer or taxpayer identification number requested after providing 30 days notice, the Claimant shall be deemed to have forfeited its interest in the Distribution and such amount shall become the property of the Liquidating Trust free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Plan as Net Distributable Proceeds and this Liquidating Trust Agreement.

2.                                      Undeliverable and Unclaimed Distributions

If the Distribution to any Holder of an Allowed Claim is returned to the Liquidating Trustee as undeliverable or is otherwise unclaimed, no further Distributions shall be made to such Holder unless and until the Liquidating Trustee is notified in writing of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest.  Amounts in respect of undeliverable Distributions made by the Liquidating Trustee shall be returned to the Liquidating Trustee until such Distributions are claimed.  The Liquidating Trustee shall, with respect to Cash, maintain in the Liquidating Trust Cash on account of undeliverable and unclaimed Distributions until such time as a Distribution becomes deliverable, is claimed or is forfeited.

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed Distribution within six (6) months after the last Periodic Distribution Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Liquidating Trustee, the Liquidating Trust, and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property.  In such cases, any Cash otherwise reserved for undeliverable or unclaimed Distributions shall become the property of the Liquidating Trust free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Plan as Net Distributable Proceeds and the Liquidating Trust Agreement.  Nothing contained in this Plan or the Liquidating

Trust Agreement shall require the Debtors, or the Liquidating Trustee to attempt to locate any Holder of an Allowed Claim; provided, however, that in his sole discretion, the Liquidating Trustee may periodically publish notice of unclaimed Distributions.

F.                                      Prepayment

Except as otherwise provided in this Plan or the Confirmation Order, the Debtors or the Liquidating Trustee, as the case may be, shall have the right to prepay in their discretion, without penalty, all or any portion of an Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed Miscellaneous Secured Claim, or Allowed Non-Tax Priority Claim, at any time.

G.                                    Means of Cash Payment

Cash payments made pursuant to this Plan shall be in U.S. dollars and shall be made, on and after the Effective Date, at the option and in the sole discretion of the Liquidating Trustee by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Liquidating Trustee.  In the case of foreign creditors, Cash payments may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular jurisdiction.

H.                                    Interest on Claims

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim.  Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

I.                                         Withholding and Reporting Requirements

In connection with this Plan and all Distributions under this Plan, the Liquidating Trustee shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding, payment, and reporting requirements.  The Liquidating Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements.

All amounts properly withheld from Distributions to a Holder as required by applicable law and paid over to the applicable taxing authority for the account of such Holder shall be treated as part of the Distributions to such Holder.  All persons holding Claims shall be required to provide any information necessary to effect information reporting and withholding of such taxes.  For example, with respect to any employee-related withholding, if the Debtors are obligated by law to withhold amounts from Distributions to a present or former employee to satisfy such present or former employee’s tax and other payroll obligations, the Liquidating Trustee may withhold a portion of the Distributions allocated to the Holder of an Allowed Claim that is a present or former employee, whether or not such Distributions are in the form of Cash, in such amount as is determined necessary to satisfy such Holder’s tax and other payroll obligations with respect to the Distributions.

Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a Distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and (b) no Distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Liquidating Trustee for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Liquidating Trustee in connection with such Distribution.  Any property to be distributed pursuant to this Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Article VII.E.2 of this Plan.

J.                                      Setoffs

1.                                      By a Debtor

Except as otherwise provided in the Plan, the Debtors, prior to the Effective Date, and the Liquidating Trustee, on and after the Effective Date, may, pursuant to Bankruptcy Code section 553 or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, Claims of any nature whatsoever that the Debtors may have against the Holder of such Claim without seeking relief from the Bankruptcy Court; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Liquidating Trust or the Liquidating Trustee of any such Claim that the Debtors may have against such Holder.  With respect to claims arising prepetition between the Debtors and various manufactured housing and recreational vehicle dealers with whom the Debtors did business prepetition, the setoff procedures as set forth in the Bankruptcy Court’s Order Approving Setoff Procedures [Docket No. 2215] shall be followed.

2.             By Non-Debtors

Unless otherwise stipulated in writing by the Debtors (before the Effective Date) or by the Liquidating Trustee (after the Effective Date), any party against whom a claim or counterclaim is asserted by the Estates (an “Estate Claim”) must assert any setoff rights, right of subrogation, or recoupment of any kind against such Estate Claim at the time it answers such Estate Claim, or such right of setoff, subrogation or recoupment will be deemed waived and forever barred; provided, however that nothing herein shall limit the assertion of such right of setoff, subrogation or recoupment via an amended or supplemental pleading to the extent required by Rule 15 of the Federal Rules of Civil Procedure and/or Rule 7015 of the Federal Rules of Bankruptcy Procedure.

K.                                    Procedure for Treating and Resolving Disputed, Contingent and/or Unliquidated Claims

1.             Objection Deadline; Prosecution of Objections

Except as set forth in the Plan with respect to Administrative Claims, all objections to Claims must be filed and served on the Holders of such Claims by the Claims Objection Deadline, as the same may be extended by the Bankruptcy Court.  If an objection has not been filed to a Proof of Claim or the Schedules have not been amended with respect to a Claim that (i) was Scheduled by the Debtors but (ii) was not Scheduled as contingent, unliquidated, and/or disputed, by the Claims Objection Deadline, as the same may be extended by order of the Bankruptcy Court, the Claim to which the Proof of Claim or Scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.  Notice of any motion for an order extending the Claims Objection Deadline shall be required to be given only to those persons or entities that have requested notice in the Chapter 11 Cases, or to such persons as the Bankruptcy Court shall order.

From the Confirmation Date through the Claims Objection Deadline, any party in interest, including the Liquidating Trustee, may file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims.  Subject to the terms of the Liquidating Trust Agreement, from and after the Effective Date, the Liquidating Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  Nothing contained herein, however, shall limit the right of the Liquidating Trustee to object to Claims, if any, filed or amended after the Effective Date.

2.             No Distributions on Disputed Claims

Notwithstanding any other provision of the Plan or the Liquidating Trust Agreement, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim are resolved.

3.             Distributions on Allowed Claims

Payments and Distributions from the Liquidating Trust to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with provisions of the Plan that govern Distributions to such Claimholders.  On the earlier of (a) the Distribution Date following the date when a Disputed Claim becomes an Allowed Claim or (b) ninety (90) days after such Disputed Claim becomes an Allowed Claim, the Liquidating Trustee will distribute to the Claimholder any Cash that would have been distributed on the dates Distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates.

All Distributions made under this Article of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Holders of Allowed Claims included in the applicable Class.

4.             De Minimis Distributions

Except as otherwise provided in the Plan, the Liquidating Trustee shall not have any obligation to make a Distribution on account of an Allowed Claim if the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final Distribution to such Holder and such Distribution has a value less than $10.00.  The Liquidating Trustee shall have no obligation to make any Distribution on Claims Allowed in an amount less than $100.00.

L.                                     Fractional Dollars

Any other provision of this Plan notwithstanding, the Liquidating Trustee shall not be required to make Distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

M.                                  Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

N.                                    Distribution Record Date

The Liquidating Trustee will have no obligation to recognize the transfer of or sale of any participation in any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize, deal with and distribute only to those Holders of Allowed Claims who are record Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date, as stated on the official claims register.

VIII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Rejected Contracts and Leases

Except as otherwise provided in the Confirmation Order, the Plan, or any other Plan Document, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 rejecting all prepetition executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, on and subject to the occurrence of the Effective Date, unless such contract or lease (a) previously shall have been assumed, assumed and assigned, or rejected by the Debtors, (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date, (c) is the subject of a pending motion to assume or reject on the Confirmation Date, or (d) is identified in Exhibit C to the Plan as an executory contract or unexpired lease of the Debtors to be assumed; provided, however, that the Plan Proponents may amend such Exhibit C at any time prior to the Confirmation Date; provided further however, that listing such an agreement on such Exhibit shall not constitute an admission by a Debtor that such agreement is an executory contract  or unexpired lease or that any Debtor has any liability thereunder.

B.                                    Bar to Rejection Damages

If the rejection of an executory contract or unexpired lease pursuant to Article VIII.A above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, the Liquidating Trust, or their respective successors or properties unless a Proof of Claim is filed and served on the Liquidating Trust and counsel for the Liquidating Trustee within thirty (30) days after service of a notice of the Effective Date or such other date as is prescribed by the Bankruptcy Court.

C.                                    Assumed and Assigned Contracts and Leases

Except as otherwise provided in the Confirmation Order, the Plan, or any other Plan Document entered into after the Petition Date or in connection with the Plan, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 assuming, as of the Effective Date, those insurance agreements listed on Exhibit C to this Plan; provided, however, that the Plan Proponents may amend such Exhibit at any time prior to the Confirmation Date; provided further, however, that listing an insurance agreement on such Exhibit shall not constitute an admission by a Debtor that such agreement is an executory contract or that any Debtor has any liability thereunder.

IX.

CONFIRMATION AND CONSUMMATION OF THE PLAN

A.                                    Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date:

(a)           A Final Order finding that the Disclosure Statement contains adequate information pursuant to Bankruptcy Code section 1125 shall have been entered by the Bankruptcy Court;

(b)           A proposed Confirmation Order in form and substance, reasonably acceptable to the Plan Proponents, BofA, and Whippoorwill with respect to provisions that impact their rights under the Plan; and

(c)           Approval of all provisions, terms and conditions hereof in the Confirmation Order.

B.                                    Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in writing in accordance with Article IX.C:

(a)           Fifteen (15) calendar days shall have passed following entry of the Confirmation Order and no stay of the Confirmation Order is in effect and the Confirmation Order shall provide that the Debtors, the Liquidating Trust, and the Liquidating Trustee are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan or effectuate, advance, or further the purposes thereof;

(b)           All Plan Exhibits shall be, in form and substance, reasonably acceptable to the Plan Proponents and Whippoorwill to the extent that any Plan Exhibits impact their rights, and shall have been executed and delivered by all parties’ signatory thereto;

(c)           The Debtors shall be authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures, and the agreements or documents created in connection with, and expressly provided for under, the Plan;

(d)           All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed; and

(e)           The Debtors shall have sufficient Cash to satisfy in full, or adequately reserve for, the BofA Cash Collateral Amount, and all Allowed Administrative Claims, Priority Claims and Miscellaneous Secured Claims, unless the Creditors or the Professionals agree otherwise.

C.                                    Waiver of Conditions

Subject to the reasonable approval of Whippoorwill with respect to provisions that impact its rights under the Plan, each of the conditions set forth in Articles IX.A and IX.B of the Plan may be waived in whole or in part by the Plan Proponents and, in the case of Article IX.A(b), by BofA and Whipporwill, as applicable.  The failure to satisfy or waive any condition to the Effective Date may be asserted by the Plan Proponents regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of a party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

D.                                    Consequences of Non-Occurrence of Effective Date

In the event that the Effective Date does not timely occur, the Plan Proponents reserve all rights to seek an order from the Bankruptcy Court directing that the Confirmation Order be vacated, that the Plan be null and void in all respects, and/or that any settlement of Claims provided for in the Plan be null and void.  In the event that the Bankruptcy Court shall enter an order vacating the Confirmation Order, the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases not previously assumed, assumed and assigned, or rejected, shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated, without prejudice to further extensions.

E.                                      Substantial Consummation

Substantial consummation of the Plan, as defined in Bankruptcy Code section 1101(2), shall not be deemed to have occurred unless and until all Allowed Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been paid in full or funds sufficient to satisfy all Allowed Administrative Claims, Priority Claims and Miscellaneous Secured Claims have been placed in a segregated reserve.

X.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.                                    Professional Fee Claims

1.             Final Fee Applications

The Final Fee Applications must be filed no later than forty-five (45) days after the Effective Date.  Objections, if any, to Final Fee Applications of such Professionals must be filed and served on the Liquidating Trustee and its respective counsel, the requesting Professional and the Office of the U.S. Trustee no later than ninety (90) days from the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

2.             Employment of Professionals after the Effective Date

Except as otherwise provided for in the Liquidating Trust Agreement, from and after the Effective Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331 or any order previously entered by the Bankruptcy Court in seeking retention or compensation for services rendered or expenses incurred after such date shall terminate.

B.                                    Substantial Contribution Compensation and Expenses Bar Date

Any Person who wishes to make a Substantial Contribution Claim based on facts or circumstances arising after the Petition Date, must file an application with the clerk of the Court, on or before the Administrative Claims Bar Date, and serve such application on counsel for the Plan Proponents and as otherwise required by the Court and the Bankruptcy Code on or before the Administrative Claims Bar Date, or be forever barred from seeking such compensation or expense reimbursement.  Objections, if any, to the Substantial Contribution Claim must be filed no later than the Administrative Claims Objection Deadline, unless otherwise extended by Order of the Court.

C.                                    Other Administrative Claims

All other requests for payment of an Administrative Claim arising after the Petition Date up to and through the Effective Date, other than Professional Fee Claims, must be filed with the Court and served on counsel for the Plan Proponents no later than the Administrative Claims Bar Date.  Unless the Liquidating Trustee or any other party in interest objects to an Administrative Claim by the Administrative Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested.  In the event that the Liquidating Trustee or any other party in interest objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.

XI.

EFFECT OF PLAN CONFIRMATION

A.                                    Binding Effect

This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Liquidating Trust and the Liquidating Trustee.

B.                                    Discharge of the Debtors

Pursuant to Bankruptcy Code section 1141(d)(3), Confirmation will not discharge Claims against the Debtors; provided, however, that no Claimholder or Equity Interest Holder may, on account of such Claim or Equity Interest, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, the Liquidating Trust, the Liquidating Trustee, and/or their respective successors, assigns and/or property, except as expressly provided in this Plan.  Nothing in the Plan, including but not limited to this discharge provision, shall prevent First American from (a) prosecuting its claims against FEI in the First American Trust Adversary Action (First American Trust Company v. Fleetwood Enterprises, Inc., et al., Case No. 6:09-ap-1415-MJ) to final judgment or negotiated compromise approved by the Court, and (b) receiving whatever treatment is determined or otherwise approved by the Court.

C.                                    Discharge of DB under the 14% Indenture

Upon the satisfaction of all of DB’s duties set forth in this Plan, DB (collectively with its successors and assigns) shall be discharged and relieved of all obligations under the 14% Indenture effective as of the Effective Date.

D.                                    Discharge of the Law Debenture under the 5% Indenture

Upon the satisfaction of all of the Law Debenture’s duties set forth in this Plan, the Law Debenture (collectively with its successors and assigns) shall be discharged and relieved of all obligations under the 5% Indenture effective as of the Effective Date.

E.                                      Discharge of BNYM

Upon the satisfaction of all of the BNYM’s duties set forth in this Plan, the BNYM (collectively with its successors and assigns) shall be discharged and relieved of all obligations under the 6% Indenture effective as of the Effective Date

F.                                      Releases by the Debtors

1.             Professionals, Creditors’ Committee and Secured Parties

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors (in their individual capacities and as debtors and debtors in possession) will be deemed to release forever, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (other than the rights of the Debtors to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder, and liabilities arising after the Effective Date in the ordinary course of business) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act omission, transaction, event, or other occurrences taking place on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors, the Chapter 11 Cases, the negotiation and filing of the Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan or any prior plans of reorganization, the consummation of the Plan, the administration of the Plan, or the property to be liquidated and/or distributed under the Plan, and that could have been asserted by or on behalf of the Debtors or their Estates, including pursuant to principles of substantive consolidation, piercing the corporate veil, alter ego, domination, constructive trust and similar principles of state or federal creditors’ rights laws, in any such case, against (i) the Released Parties except Avoidance Actions or objections to Proofs of Claims filed by any Released Parties, and (ii) the Secured Parties, together with their respective affiliates, agents, attorneys, officers, directors and employees (collectively with the Secured Parties, the “Secured Parties Releasees”), except with respect to the Turnover Action or the Disputed Costs.

2.             Debtor Released Parties and Secured Parties Releasees

Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, the Debtors, in their individual capacity and as debtors in possession, for and on behalf of their Estates, shall release and forever unconditionally release all the Debtors’ present or former, officers, directors, employees, attorneys, financial advisors, representatives or agents (“Debtor Released Parties”) for and from any and all  Claims or Rights contingent or existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Debtor Released Party or Secured Parties Releasees, as applicable, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Equity Interest, or the Chapter 11 Case, except for (i) in the case of the Debtor Released Parties, Avoidance Actions or objections to Proof of Claims filed against any of the Debtor Released Parties and (ii) in the case of any Secured Party Releasees, with respect to the Turnover Action or the Disputed Costs.

No provision of this Plan or of the Confirmation Order, including without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any person not specifically released hereunder, including without limitation, any person that is a co-obligor or joint tortfeasor of a Debtor Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

After the Effective Date, the Liquidating Trustee and the Liquidating Trust shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

G.                                    Release By Holders of Claims and Equity Interests

On the Effective Date  (a) each Person that votes to accept the Plan, and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all Holders of Claims and Equity Interests (each, a “Release Obligor”), in consideration for the obligations of the Liquidating Trust and the Liquidating Trustee under the Plan and the Cash and other consideration to be delivered in connection with the Plan and the Liquidating Trust, shall have conclusively, absolutely, unconditionally, irrevocably and forever, released each Debtor Released Party and each Secured Parties Releasee from any Claim or Cause of Action (except Avoidance Actions) existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Equity Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation and any act, omission, occurrence, representation or failure to act that occurred prior to the Petition Date, including the decision to file and the preparation and filing the Chapter 11 Cases and the timing of the commencement of the Chapter 11 Cases.

Notwithstanding the foregoing, however, this Section shall not release (A) any Debtor Released Party from any Claims or Causes of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) Sections 1104-1109 and 1342(d) of the Employee Retirement Income Security Act of 1974, as amended, (v) any Claim previously asserted or hereinafter asserted that is covered by an existing policy of insurance, (vi) any Claim or Cause of Action expressly reserved in the Plan, (vii) a Debtor Released Party’s acts of gross negligence or willful misconduct, or (viii) any claims or causes of action First American may have against any non-debtors, including but not limited to the bank defendants or any present or former officer, director, employee, financial advisor or alleged agent of FEI, including but not limited TRC Financial, James Roberson and David Roberson, and irrespective of whether such claims or causes of action have been asserted as of the date of this Plan, or (B) any Secured Party Releasee from any Claims or Causes of Action existing as of the Effective Date, based on (i) the First American Trust Adversary Action, (ii) the Internal Revenue Code or other domestic state, city or municipal tax code, (iii) the environmental laws of the United States or any domestic state, city or municipality, or (iv) any criminal laws of the United States or any domestic state, city or municipality.

The releases of the Secured Parties Releasees contained in this Plan, including, without limitation, the releases set forth in Sections XI.F and XI.G of this Plan, shall be in addition to, and not in limitation of, the releases of the Secured Parties Releasees contained in section 19 of the Interim DIP Order and any other releases of any of the Secured Parties Releasees contained in or approved by the Interim DIP Order or the Final Cash Collateral Order, all of which releases are hereby incorporated into this Plan by this reference and made a part hereof.

Nothing in this section (but subject to any release of the Secured Parties Releasees contained in the Interim DIP Order or the Final Cash Collateral Order) shall prohibit Encore Partners, LLC, James D. Nichols, Richard J. Breidenbach, John D. Stewart, El Dorado Homes, Inc. d/b/a/ Sierra Homes, Budget Homes of Arizona, LLC d/b/a Catalina Housing, Budget Homes of Arizona, LLC d/b/a Mesquite Canyon, and Desert Plateau Homes, LLC from asserting third party claims, counterclaims, setoff, recoupment, or affirmative defenses in response to any litigation filed by or on behalf of the Estates.

H.                                    Injunction

Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estate(s), the Liquidating Trust, the Liquidating

Trustee, Gibraltar, or any of their property on account of any such Claims or Equity Interests:  (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors; (E) commencing or continuing, in any manner or in any place, any action or other proceeding (including, without limitation, any “direct action” under the laws of any state) to obtain or claim entitlement to the proceeds of any policy of insurance issued by Gibraltar which cover Claims against the Debtors or to determine if a Claim is covered by one or more policies of insurance issued by Gibraltar; and, (F) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan or the Confirmation Order; and provided further that nothing contained herein shall preclude any insurance company that is a counterparty to a reinsurance agreement with Gibraltar or state self-insurance guaranty association, including, without limitation the North Carolina Self-Insurance Security Association and the Georgia Self Insurers Guaranty Trust Fund, that asserts the rights of the Debtors in subrogation thereof pursuant to a Gibraltar excess workers’ compensation insurance policy, from exercising any of its rights against Gibraltar under the reinsurance agreement or excess workers’ compensation insurance policy provided that any action to enforce any claim against Gibraltar must be brought before this Bankruptcy Court; and provided further that nothing contained herein is intended or will be construed as affecting, impairing, compromising, releasing or enjoining any claim First American may have against any non-Debtors, including but not limited to the Bank Defendants or any present or former officer, director, employee, financial advisor or alleged agent of FEI, including but not limited to TRC Financial, James Roberson and David Roberson; and provided further that nothing contained herein is intended or will be construed as affecting, impairing, compromising, releasing or enjoining First American’s claim to the proceeds of any available

D&O policies; and provided further that nothing contained herein shall alter, impair, or affect the setoff rights of the Texas Comptroller of Public Accounts.

I.                                         Term of Bankruptcy Injunction or Stays

All injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.  Upon the Effective Date, the injunction provided in Article XI.E shall apply.

J.                                      Exculpation and Limitation of Liability

Except as otherwise specifically provided in this Plan, the Debtors, the Liquidating Trustee, the Liquidating Trust, DB, BNYM, Whippoorwill, the Secured Parties Releasees, the 6% Indenture Trustee, 5% Indenture Trustee, the Creditors’ Committee, the members of the Creditors’ Committee, solely in their capacity as such, and any of the foregoing parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur any claim, action, proceeding, cause of action, Avoidance Action, suit, account, controversy, agreement, promise, right to legal remedies, right to equitable remedies, right to payment, or Claim (as defined in Bankruptcy Code Section 101(5)), whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured and whether asserted or assertable directly or derivatively, in law, equity, or otherwise to one another or to any Claimholder or Equity Interest Holder, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission originating or occurring on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors, the Chapter 11 Cases, the negotiation and filing of the Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan or any prior plans of reorganization, the consummation of the Plan, the administration of the

Plan, or the property to be liquidated and/or distributed under the Plan except for their willful misconduct or gross negligence as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided however, that the foregoing shall not be deemed to exculpate or release (i) any of the parties (other than the Secured Parties Releasees, DB, and BNYM) from Avoidance Actions or objections to Proofs of Claims that the Debtors may hold against such parties or (ii) any Secured Party Releasee with respect to the Turnover Action or the Disputed Costs.

K.                                    Indemnification Obligations

Except as otherwise provided in this Plan, the Interim DIP Order, the Final Cash Collateral Order (in each case modified by the Extension Order), or any contract, instrument, release, or other agreement or document entered into in connection with this Plan, any and all indemnification obligations that the Debtors have pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document or any other document, or applicable law shall be rejected as of the Effective Date, to the extent executory.

L.                                     Dissolution of the Creditors’ Committee

Effective on the Effective Date, the Creditors’ Committee shall have no further powers or duties and shall be dissolved for all purposes; provided, however, that the Creditors’ Committee and the Professionals employed by the Creditors’ Committee shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities relating to the preparation, filing, and prosecution of Final Fee Applications, upon the submission of invoices to the Liquidating Trust.  Any time or expenses incurred in the preparation, filing, and prosecution of Final Fee Applications shall be disclosed by each Professional in its Final Fee Application and shall be subject to approval of the Bankruptcy Court.  Payments of fees and expenses made to the Creditors’ Committee and the Professionals employed by the Creditors’ Committee shall be made concurrently with payments of fees and expenses to DB and Whippoorwill and other Professionals.

M.                                  Browder Objection

The Plan Proponents and/or Fleetwood believe that the Claims asserted by Jesse Browder, Mary White, Otha Townsend, Vera and Robert Burns, Tamicca Stantley, and Mary Goodwin and the class of plaintiffs represented thereby (collectively, the “Browder Plaintiffs”) in an action in the United States District Court for the Central District of California (Case No. EDCV 07 -0 1180 SGL) (the “Browder Class Action”), are not covered by any policy of insurance issued in favor of Fleetwood. The Browder Plaintiffs dispute this contention. Notwithstanding the foregoing, the Plan does not release or discharge any claims that the Browder Plaintiffs may have against any policy of insurance issued in favor of Fleetwood, to the extent any such claim exists.

Nothing in the Plan or in any Confirmation Order shall preclude the Browder Plaintiffs from pursuing their claims to the extent of available insurance coverage and proceeds. The Claims of the Browder Plaintiffs asserted against the Debtors, solely to the extent of available insurance, are preserved and not discharged by the Plan. However, to the extent the Browder Plaintiffs assert that they are entitled to any recovery on account of any policy of insurance issued by Gibraltar, then any action to establish coverage, to assert a claim against Gibraltar or to obtain any other recovery from Gibraltar must be brought before the Bankruptcy Court.

Nothing in the Plan or in any Confirmation Order shall affect, compromise, impair, release, enjoin or impact in any way (i) the prosecution of the Claims asserted, or to be asserted, against any non Debtor in the Browder Class Action; and (ii) the Browder Plaintiffs’ ability to access any liability insurance available to cover the Claims asserted or to be asserted by the Browder Plaintiffs in the Browder Class Action.

If and when the Claims of the Browder Plaintiffs become Allowed Claims, and to the extent not covered by insurance, then such Allowed Claims shall be treated as General Unsecured Claims in Class 6. To the extent any portion of the Claims of the Browder Plaintiffs is covered by the proceeds of insurance, any deficit will be treated as a General Unsecured Claim in Class 6. The Liquidating Trust shall not destroy, abandon or otherwise render unavailable documents relating to the Browder Plaintiffs except upon entry of an Order by a court of competent jurisdiction on notice to parties in interest, including the Browder Plaintiffs, and an opportunity to be heard.

N.                                    No Effect on Schechter Action

On September 1, 2009, Robert Alan Schechter filed a putative class action lawsuit (the “Schechter Action”) on behalf of purchasers of FEI common stock (the “Schechter Plaintiffs”) between December 6, 2007 and March 10, 2009 against FEI officers Elden L. Smith and Boyd R. Plowman (the “Schechter Defendants”) in the United States District Court for the Central District of California (Case No. EDCV 09-01653 MJG (OPx)).  No provision of the Plan, including without limitation, the foregoing releases and/or injunction, is intended or will be construed as affecting, impairing, compromising, releasing or enjoining any claim the Schechter Plaintiffs may have against any non-Debtors, including, but not limited to, the Schechter Defendants.  Further, no provision of the Plan, including without limitation, the foregoing releases and/or injunction, is intended or will be construed as affecting, impairing, compromising, releasing or enjoining any person’s claim to the proceeds of the D&O policies.

O.                                   No Effect on Certain Actions of the National Highway Traffic Safety Administration Against Non-Debtors

No provision of the Plan or the Confirmation Order shall be construed to enjoin, prohibit, impair, or otherwise prejudice any request by the National Highway Traffic Safety Administration for clarification of the Bankruptcy Court’s Order of July 2, 2009, approving the sale of the Debtors’ RV Assets [Docket No. 853], and the amended RV Assets Sale Order dated August 6, 2009 [Docket No. 1056], or any request for relief from those Orders. Further, no provision of the Plan or the Confirmation Order shall be construed to enjoin, prohibit, impair, or otherwise prejudice the National Highway Traffic Safety Administration from taking any action against any non-Debtor third party to enforce the provisions of the National Traffic and Motor Vehicle Safety Act, as amended, 49 U.S.C. § 30101 et seq., any applicable regulations, and other non-bankruptcy law.

P.                                     Paxinos, PA Storage Tank Remediation

Subsidiary Debtor Fleetwood Motor Homes of Pennsylvania, Inc., maintains an underground storage tank (“UST”) at its manufacturing Plant #71-2, located at Route 487, R.F.D. #1, PO Box 5, Paxinos, PA 17860.  Notwithstanding any other provision in this Plan, the Liquidating Trust Agreement, or the Confirmation Order, the Liquidating Trust shall comply with all requirements applicable to the UST, pursuant to Title 25, Chapter 245 of the Pennsylvania Administrative Code (the “Storage Tank Requirements”).

Upon the Effective Date, the Liquidating Trust shall reserve $10,000 in Cash to fund compliance with the Storage Tank Requirements as to the UST set forth above, and shall use such reserve to pay for the permanent closure of the UST in accordance with the Storage Tank Requirements and, until permanent closure, to pay the required annual registration fee of $50.00 for the UST to the Pennsylvania Department of Environmental Protection (“PADEP.”)   Upon the receipt of a “No Further Action” letter or the equivalent as to the UST from the PADEP, or other confirmation from the PADEP or the United States Environmental Protection Agency that the UST closure has been completed and no additional remediation is required, the Liquidating Trust may treat any and all remaining Cash in the aforementioned reserve as Net Distributable Proceeds and dispose thereof in accordance with the Plan, Liquidating Trust Agreement, and Confirmation Order.

XII.

RETENTION OF JURISDICTION

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order, substantial consummation of the Plan and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(1)           Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Equity Interests and the determination of requests for the payment of claims entitled to priority under Bankruptcy Code section 507(a)(1), including compensation of any reimbursement of expenses of parties entitled thereto;

(2)           Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Bankruptcy Code sections 330, 331, 503(b), 1103, and 1129(a)(4); provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Liquidating Trust and/or the Liquidating Trustee shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(3)           Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(4)           Effectuate performance of and payments under the provisions of the Plan;

(5)           Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Chapter 11 Cases, the Plan or the Liquidating Trust Agreement;

(6)           Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(7)           Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(8)           Consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(9)           Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(10)         Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(11)         Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(12)         Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(13)         Except as otherwise limited herein, recover all Assets of the Debtors and property of the Estates, wherever located;

(14)         Hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

(15)         Hear and determine all matters related to the property of the Estates from and after the Confirmation Date;

(16)         Hear and determine the Causes of Action;

(17)         Hear and determine all disputes involving the existence, nature or scope of the injunctions, indemnification, exculpation and releases granted pursuant to this Plan;

(18)         Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors’ affairs, and (iii) the activities of the Liquidating Trust and/or the Liquidating Trustee, including (A) challenges to or approvals of the Liquidating Trustee’s activities, (B) resignation, incapacity or removal of the Liquidating Trustee and successor Liquidating Trustees, (C) reporting by, termination of and accounting by the Liquidating Trustee, and (D) release of the Liquidating Trustee from its duties;

(19)         Hear and determine disputes with respect to compensation of the Liquidating Trustee and the Liquidating Trust Professionals;

(20)         Hear and determine all disputes involving the existence, nature and/or scope of the injunctions and releases provided herein, including any dispute relating to any liability arising out of any termination of employment or the termination of any employee or retiree benefit provision, regardless of whether such termination occurred prior to or after the Effective Date;

(21)         Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(22)         Hear and determine the WARN and Severance Class Settlement Agreement and any disputes or issues relating thereto;

(23)         Enforce all orders previously entered by the Bankruptcy Court;

(24)         Dismiss any and/or all of the Chapter 11 Cases; and

(25)         Enter a final decree closing the Chapter 11 Cases.

XIII.

MISCELLANEOUS PROVISIONS

A.                                    Modifications and Amendments

The Plan Proponents together may alter, amend or modify the Plan or any Exhibits thereto under Bankruptcy Code section 1127(a) at any time prior to the Confirmation Date, subject to the reasonable approval of Whippoorwill and BofA with respect to provisions that impact their rights hereunder.  After the Confirmation Date and prior to substantial consummation of the Plan as defined in Bankruptcy Code section 1101(2), the Plan Proponents may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

B.                                    Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, then the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such terms or provisions to make them valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provisions shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

C.                                    Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

D.                                    Payment of Statutory Fees

All fees then due and payable pursuant to 28 U.S.C. § 1930, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date by the Debtors.  All such fees that become due and payable thereafter by a Debtor shall be paid by the Liquidating Trustee.  The Liquidating Trustee shall pay quarterly fees to the U.S. Trustee until the Chapter 11 Cases are closed or converted and/or the entry of final decrees.  The Debtors, through the Liquidating Trust, shall file post-confirmation quarterly reports or any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformance with the U.S. Trustee Guidelines.  The U.S. Trustee shall not be required to file a request for payment of its quarterly fees, which shall be paid by the Debtors and/or the Liquidating Trustee.

E.                                      Revocation, Withdrawal or Non-Consummation

The Plan Proponents reserve the right to collectively revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans.  If the Plan Proponents revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by such Debtors or any other Person.

F.                                      Service of Documents

Any notice, request or demand required or permitted to be made or provided to or upon a Debtor, the Creditors’ Committee, and/or the Liquidating Trustee under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, and (d) addressed as follows:

The Debtors:

If by overnight or hand delivery:

Fleetwood
c/o Chief Financial Officer

Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, CA 92503

with a copy to:

Craig H. Millet

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, California  92612-4412

The Creditors’ Committee:

Hamid R. Rafatjoo

Venable LLP

2049 Century Park East, Suite 2100

Los Angeles, CA  90067

The Liquidating Trust/The Liquidating Trustee:

SltnTrst LLC

9952 S. Santa Monica Blvd.

2nd Floor

Beverly Hills, CA 90212

G.                                    Plan Supplement(s)

Exhibits to the Plan not attached hereto shall be filed in one or more Plan Supplements by the Exhibit Filing Date.  Any Plan Supplement (and amendments thereto) filed by the Plan Proponents shall be deemed an integral part of the Plan and shall be incorporated by reference as if fully set forth herein.  Substantially contemporaneously with their filing, the Plan Supplements may be viewed at the office of the clerk of the Bankruptcy Court or its designee during normal business hours, by visiting the Court’s website at www.caeb.uscourts.gov (PACER account required) or by visiting www.kccllc.net/fleetwood.  Holders of Claims and/or Equity Interests may obtain a copy of any Plan Supplements upon reasonable written request to the Claims Agent.  The documents contained in any Plan Supplements shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

H.                                    Plan Exhibits

Any and all Plan Exhibits, or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court on or before the Exhibit Filing Date.  Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Holders of Claims or Equity Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Article XIII of the Plan.

I.                                         Tax Reporting And Compliance

The Liquidating Trustee is hereby authorized, on behalf of each of the Debtors, to request an expedited determination under Bankruptcy Code section 505(b) of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

J.                                      Filing Of Additional Documents

On or before substantial consummation of this Plan, the Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

Dated: August 5, 2010	FLEETWOOD ENTERPRISES, INC., et al.
(for itself and on behalf of the Debtors)

	By:	/s/ Andrew M. Griffiths
		Name:	Andrew M. Griffiths
		Title:	Senior Vice President/CFO

Dated: August 5, 2010	OFFICIAL COMMITTEE OF CREDITORS HOLDING
UNSECURED CLAIMS

	By:	/s/ J. Chris Matthews
		Name:	J. Chris Matthews
		Title:	Co-Chair of the Official Committee of
Creditors Holding Unsecured Claims